Exhibit (c)(i)

REPORT OF THE AUDITOR-GENERAL OF QUEENSLAND

The books, accounts and financial records relating to the Public Accounts of Queensland prepared by the State Treasury Department, for the years 1989-90 through 2003-2004 inclusive and Queensland Treasury Corporation for the years 1989-90 through 2003-2004 inclusive have been audited in accordance with recognised professional Australian Auditing Standards and practices and the relevant provisions of the Financial Administration and Audit Act 1977 (Queensland legislation governing State financial administration and practice).

Audit Certificates were subsequently provided to the Legislative Assembly of Queensland that, inter alia, all explanations and information required had been obtained in respect of these audits and that, in the opinion of the Auditor General, the various financial statements had been properly drawn up so as to present a true and fair view of transactions for the financial years concerned and the position of the accounts at the close of the respective years. There were no material audit qualifications to these accounts for any of the periods referred to with the exception of the Queensland Treasury Corporation financial statements for the periods 1 July 1989 to 30 June 1990 and 1 July 1990 to 30 June 1991. These qualifications related to the validity of specific significant assumptions and the outcome of certain litigation which, having been resolved, did not materially impact upon the accounts of Queensland Treasury Corporation for the subsequent years and accordingly an unqualified opinion was given in respect of these subsequent years.

In relation to the Statement of Financial Performance, Statement of Cashflows and the Statement of Financial Position of the Queensland Treasury Corporation for the year ended 30 June 2004 set out in the Queensland Treasury Corporation Annual Report for 2003-2004, I hereby certify that these Statements are an accurate reproduction of the financial statements duly certified in accordance with paragraph two of this Report and, in my opinion, have been properly drawn up so as to show a true and fair view of the transactions of the Corporation for the periods shown and the financial position of the Corporation as at 30 June 2003 and 30 June 2004.

Dated December 14, 2004

/s/ L J Scanlan
L J SCANLAN	Queensland Audit Office
Auditor General of Queensland Brisbane

QUEENSLAND TREASURY CORPORATION

ANNUAL REPORT 2003-04

FOR THE YEAR ENDED 30 JUNE 2004

QUEENSLAND TREASURY CORPORATION

As the State’s corporate treasury services provider, our role is to implement the operational functions of a corporate treasury for the benefit of our customers and the State. In performing this role, our primary responsibilities include:

•	providing financial risk management services and advice to the State and its public sector organisations

•	sourcing the State’s long-term debt funding requirements in the most cost effective manner, and

•	investing the State’s short to medium-term cash surpluses with the aim of maximising returns to Queensland’s public sector bodies within a conservative risk management framework.

We do not formulate Government policy, but work within the policy frameworks developed by Queensland Treasury and the Government.

DEBT FUNDING

In our funding role, we borrow funds in the domestic and international markets in a manner that minimises the State’s and QTC’s liquidity and rollover risk. We then lend these funds to our customers, or use them to manage our customers’ debt or refinance maturing debt.

Through our responsibility for more than 99% of the State’s debt raisings, we are able to capture significant economies of scale and scope in the issuance, management and administration of debt.

These economies, together with our AAA rating (from the State of Queensland’s guarantee of our securities), result in a low cost of debt for Queensland’s public sector. This funding is used to provide tailored financial solutions for our customers.

SHORT TO MEDIUM-TERM INVESTMENTS

We use our financial markets expertise, developed through our relationships with the domestic and international markets, together with our understanding of debt management and experience in implementing systems, to provide our customers with investment solutions that achieve a high return within a conservative risk environment. Customers have a choice of a managed short-term fund, an overnight facility, or fixed term facilities.

FINANCIAL RISK MANAGEMENT SERVICES

We work closely with our public sector customers, using our combined skills and knowledge, to assist them to manage risk in their financial transactions and achieve the best financial solution for their organisations and the State. In assisting our customers, we do not provide advice that is contrary to the interests of the State.

We encourage our customers and Queensland Treasury, our major stakeholder, to use our organisation as an extension of their resources, by:

•	Providing them with access, on a cost-recovery basis, to professional skills and resources to ensure that their financial risks are identified and managed on a consistent basis.

•	Acting as a central store of knowledge and expertise on financial structures and transactions, and the risks and benefits that they encompass.

•	Providing Queensland Treasury with independent advice on matters of financial and commercial policy and financial and commercial risk relating to the State and its entities.

•	Working as a conduit between the Government and the private sector, using our economies of scale and scope to ensure that the best possible solutions are obtained.

VISION, MISSION AND VALUES

Our Vision

Efficient and effective financial risk management practices across our customers and the State.

Our Mission

To provide corporate treasury services to our customers and the State, by striving to understand our customers’ current and future needs and by delivering solutions to meet those needs.

Our Values

We value:

•	open communication

•	respect for the individual

•	integrity and honesty in all our dealings

•	good corporate citizenship, and

•	strong commitment and valuable contributions.

HIGHLIGHTS

In 2003-04, Queensland Treasury Corporation performed strongly for its customers and the State, as the State’s corporate treasury services provider.

This strengthened performance was organisation-wide and resulted from improved teamwork and cooperation across teams and a greater focus on core value-adding activities.

FINANCIAL PERFORMANCE

A key aspect of the value QTC provides its customers is the hard dollar savings generated through efficient borrowing activities, and the ongoing management of these liabilities.

During the 2003-04 financial year, QTC achieved, for its customers, savings on borrowing margins of $63.1 million and savings from portfolio management of $54.6 million. This brought total savings in relation to QTC’s funding and management of the public sector’s debt to $1.3 billion since 1991.

QTC further assists its customers in the management of their financial risks by providing a vehicle for the investment of their surplus cash balances. The QTC Cash Fund has outperformed its benchmark in every year since 1991 and in financial year 2003-04 achieved $7.2 million in additional benefits for customers.

Customers also benefited from the flexibility provided by QTC’s debt management products. Their ability to take timely advantage of market opportunities generated savings in excess of $19 million this financial year.

QTC achieved an operating surplus, before payments in lieu of income tax, of $35.8 million.

In reaffirming the State’s credit rating, Standard & Poor’s stated that it considers QTC’s operations and risk-management practices are positive factors in Queensland’s AAA rating.

FINANCIAL MARKETS ACTIVITIES

In 2003-04, QTC was once again the foremost Australian semi-government issuer of A$ denominated bonds in both the domestic and offshore markets.

Our dealer panels and investors have continued to support our various funding facilities. These facilities form the building blocks on which our customers’ financial solutions are based.

Our Investor and Market Relations Program, designed to maintain and enhance the State’s and QTC’s reputation in both the domestic and offshore markets, continued with meetings held throughout Australia, Asia, the United States, the United Kingdom and Europe. QTC representatives also conducted an Asian central banks roadshow and participated in the Fixed Link Forum in Hong Kong and Singapore, and the Nomura Central Bankers Seminar in Tokyo.

In August, we hosted our biennial conference for representatives of domestic investor institutions to strengthen communication channels between QTC and some of the ultimate lenders to the State, and to ensure we remain well informed of investor requirements.

In July, we elevated our 2015 domestic preferred bond line to domestic benchmark bond status and simultaneously launched a global tranche maturing in 2015. This increased the amount of 2015 domestic bonds on issue to more than A$1.0 billion. The 2015 domestic bond is currently QTC’s longest benchmark maturity.

We experienced significant demand—issuing more than A$3.0 billion—from offshore investors for our benchmark bonds in 2003-04. Solid demand for both global and domestic bonds particularly evident from investors in Japan, the UK and continental Europe. We also completed three bond issues, totalling A$357 million, in the Japanese retail (uridashi) market, which provided additional attractive medium-term funding.

PROVIDING TREASURY SERVICES

Our relationships with customers continue to strengthen, as evidenced by our customers’ feedback on completed projects, and increasing involvement with our customers in a range of matters. On a scale of one to seven, our customers consistently rated our overall work on their advisory assignments as a six.

Our customers have increasingly involved us, at an early stage, in their business matters, particularly their procurement projects.

In addition to the savings created from borrowing margins ($63.1M) and portfolio management ($54.6M), we generated a further $52.9 million in value for our customers. This can be broken down as follows:

•	The management of long-term liquidity and refinancing risk on behalf of our customers: $18.9 million.

•	The provision of strategic interest rate risk advice: $19 million.

•	The provision of advice to our customers with respect to the management of financial risk: around $15 million.

We met a significant increase in demand for our employees to work on secondment with our customers. Over the past year, 10 of QTC’s 130 employees took the opportunity to work within our customers’ organisations, adding value to their projects, as well as gaining a better understanding of those customers’ businesses. Following the success of these short-to-medium term placements, we anticipate that demand for customer secondments is likely to continue to increase.

During the year, QTC has assisted customers with financial training, conducting programs in Brisbane and a number of regional areas in Queensland. One key program, developed and delivered in conjunction with the Department of Local Government, provided customers with information and practical training in Project Evaluation. This course was well attended and received positive feedback from customers.

In November, we hosted our inaugural Departments and Agencies Financial Forum. This one-day Forum provided an opportunity for our Queensland Government customers to share knowledge, experiences and ideas regarding financial and project risk management issues.

QTC has facilitated risk workshops and training seminars for customers to assist them with risk identification, assessment and management. We also completed a number of risk assessment assignments for customers, and assisted them to establish risk assessment and analysis as part of their processes.

In response to the National Competition Policy reforms, we have provided our Local Government customers with advice, training and support on the issues of capital structure, cost of capital and pricing, for various commercialised business units.

On behalf of Queensland Treasury, we completed credit reviews of the larger Government Owned Corporations (GOCs), as well as a number of ad hoc reviews in relation to proposed GOC investments.

QTC was involved in providing financial advice with respect to all major procurement projects, and provided assistance on a number of significant whole-of-State risk issues including resolution of the arrangements between the State and Australian Magnesium Corporation, and consultation with the Commonwealth and other stakeholders on the proposed introduction of Division 250 tax law changes.

CORPORATE

We reviewed our Corporate Plan to ensure our direction and focus is in line with the issues facing our customers. Our primary objective is to build customer loyalty through developing and delivering solutions that provide value from a whole-of-State perspective.

During the year, we developed a strategy to achieve our vision for our information management—to provide staff, customers and stakeholders with seamless and secure access to quality information. An enterprise architecture plan is being developed to define those projects essential to achieving our vision.

The Employee Survey was completed with a very positive outcome for QTC. Feedback from a global human resources consultancy specialising in organisational climate surveys indicated that QTC was in the top 10% of employee organisations, with the highest ‘engagement’ score ever recorded for any participant in the firm’s survey.

The team based performance system, together with a new remuneration system, was implemented.

The office refurbishment was completed. From a staff and teamwork perspective this has been very positive.

Our Chief Executive was awarded ‘Public Sector Financial Manager of the Year’ by CFO magazine.

We operated within budget, and our overall control environment has operated soundly with no significant issues being raised by internal or external audit.

CHAIRMAN’S REPORT

In a year of rising market interest rates, Queensland Treasury Corporation (QTC) maintained its position as Australia’s premier semi-government issuer, with interest rates on our new money raisings better on average than any other Australian semi-government issuer.

The global economic climate steadily improved over the past year. Furthermore, Government and monetary policy stimulated economic growth, and confidence in the economic outlook seems to have become less susceptible to geo-political threats and activity. The net result in the financial markets has been higher share prices, rising commodity prices and a lift in market interest rates.

In this environment of rising interest rates, QTC’s active portfolio management sought to minimise the interest costs incurred by its customers. It was successful to the extent that the total interest savings for Queensland over the past twelve months were $117.7 million, bringing the cumulative total of savings to more than $1.3 billion since QTC’s establishment in 1991.

Queensland’s Economy

The Queensland economy performed strongly during 2003-04, despite a number of factors adversely affecting the State’s trade sector. Queensland is estimated to have recorded economic growth of 4% in 2003-04, compared with 3 3/4% nationally. During this year, the domestic sector has driven overall economic growth, with household consumption growing at a near-record rate, underpinned by continued strength in the housing sector.

However, the surge in consumer spending, along with continuing growth in business investment, has led to a rapid increase in imports in 2003-04, while the high A$ exchange rate and continuing impact of the drought on rural production have restrained export growth. The resulting trade sector detraction from the State’s aggregate growth figures made the strong performance of the domestic sector through the year all the more important and impressive.

Borrowing Requirements

Solid economic growth in Queensland and higher returns on world financial markets were the main drivers of a better than expected Budget outcome for 2003-04. As a result, the State’s debt funding requirements were less in the year relative to earlier years. However, strong economic outcomes continue to place growing demands on existing infrastructure. The Government has allocated some of its recent Budget surplus towards meeting this enhanced capital requirement but the capital works needed in South East Queensland and other areas of rapid population growth in the State mean that borrowing programs will be maintained or increased well into the foreseeable future.

Financial Markets Relationships

In 2003-04, QTC maintained its overall position as the strongest semi-government issuer of Australian dollar (A$) denominated bonds both in Australia and overseas.

To maintain and enhance the State’s and QTC’s reputation in both the domestic and offshore markets, we continued our Investor and Market Relations Program, conducting meetings in Australia, Asia, Japan, the United States, the United Kingdom and Europe. Attended by representatives of QTC and the Queensland Government, these meetings are key to ensuring that the markets are fully informed on matters concerning the State and QTC’s operations and borrowing strategies. Additionally, of course, we continue our good relations and understanding in the domestic market, which included, this year, our biennial conference for domestic institutional investors.

Looking Ahead

In 2004-05, we will pursue opportunities to work with our customers as an extension of their resources, assisting them to manage risk in their financial transactions and achieve the best financial solutions for their organisations and for the State.

Acknowledgments

With the retirement of Elizabeth Nosworthy from the Board in October, and Bernie Fraser and Bill Norton retiring as Board Members at the end of their terms (on 30 June), I thank them for their vision, contribution and support to QTC over the past years. Into these vacancies, I am pleased to welcome Gillian Brown, David Coe and Bill Shields, who have been appointed to the Board for the period 2004-07.

I also mention the achievements of our Chief Executive, Stephen Rochester, who was awarded the CFO Magazine’s prestigious national ‘Public Sector Financial Manager of the Year’ award. It was a well deserved recognition.

On behalf of the Board, I thank QTC’s management and employees for their achievement of positive financial results for Queensland and its public sector organisations for 2003-04. The Board acknowledges the staff’s ongoing commitment to this objective.

Sir Leo Hielscher AC

CHIEF EXECUTIVE’S REPORT

Queensland Treasury Corporation (QTC) has had a very successful year, providing corporate advisory, risk management, debt funding and short-to-medium term investment services to meet unprecedented demand from Queensland’s public sector. This organisation-wide improvement in performance resulted from a greater focus on core value-adding activities, teamwork and cooperation.

At 30 June 2004, QTC funded almost all of the Queensland public sector’s borrowings, with total borrowings of $21.70 billion, and $4.16 billion of refinancings and new capital being raised in the 2003-04 financial year. QTC also had $4.48 billion of funds invested for customers in competitively priced and strongly performing vehicles for short to medium term cash or investment requirements.

Global Demand Increases

During the past year, we have experienced renewed interest from global financial markets for Australian dollar (A$) denominated assets. With many industrialised countries experiencing historically low interest rates, international investors have sought higher quality, higher yielding Australian investments, and we issued more than A$3.0 billion of benchmark bonds to offshore investors. This has diversified our funding sources and improved our ability to provide competitively-priced funding solutions to our customers.

Building Customer Franchise

Our relationships with customers continued to strengthen, as our customers have expanded the use of our corporate treasury services. On corporate advisory assignments, our customers have consistently rated our overall work as a six, on a scale of one to seven.

Similarly, our customers have sought to involve us at an early stage in an increasing range of business matters, particularly their major procurement projects, and 10 of our employees have been seconded into our customers’ organisations to assist with key projects.

With Government’s focus on ensuring value for money outcomes, we have seen a continued trend towards the use of whole-of life-financial analysis as a means of assessing value for money. In the past year, QTC has applied its specialist competencies in whole-of-life financial analysis for the benefit of its customers by assisting with specific projects, and participating in the development of a consistent Government approach to the use of these financial analysis tools.

Strategic Planning

In recognition of the increasingly complex and risky business environment in which our customers operate, we have continued to focus on developing our services to best meet the needs of our public sector customers. We reviewed our strategic and corporate plan to ensure our direction and focus is in line with the issues facing our customers, so that we can better build customer loyalty through developing and delivering solutions that provide value from a whole-of-State perspective.

Corporate Achievements

Following the completion of our employee survey, which provided positive results and feedback from our staff, the surveyor indicated that QTC was in the top 10% of employee organisations, with the highest ‘engagement’ score ever recorded for any participant in the consultancy’s survey.

During the year, we completed our office refurbishment, providing facilities that encourage and support teamwork and cooperation, and implemented a new team-based performance and remuneration system.

We also developed and began implementation of a strategy to achieve our vision for our information management—to provide staff, customers and stakeholders with seamless and secure access to quality information.

Acknowledgments

QTC’s success in the past year is clearly attributable to the expertise and dedication of our employees. With their ongoing commitment to developing and delivering financial solutions to meet our customers’ current and emerging needs, QTC is well placed to continue to deliver value for money outcomes for Queensland and its public sector entities.

Stephen Rochester

FINANCIAL SUMMARY

	2002-03 $000	2003-04 $000
Operating Surplus from ordinary activities before payment in lieu of income tax	60 098	35 830
Payment in lieu of income tax	13 176	12 553

Operating Surplus from ordinary activities after payment in lieu of income tax	46 922	23 277

Distribution paid to Consolidated Fund	33 000	—
Total Assets	26 866 311	26 809 429
Total Liabilities	26 657 745	26 477 586
Equity	208 566	231 843
Onlendings	19 670 526	17 714 737
Managed Deposit Funds	4 148 083	4 476 280
Savings due to portfolio management	13 618	54 632
Savings due to borrowing margin	56 094	63 061

FIVE-YEAR BUSINESS SUMMARY

	Financial Year 99-00	Financial Year 00-01	Financial Year 01-02	Financial Year 02-03	Financial Year 03-04
FINANCIAL
Operating Statement ($000)
Interest from onlendings	940 476	1 203 279	1 092 077	1 826 847	371 737
Management fees	18 321	20 945	21 970	24 318	22 144
Fees from professional services	644	371	377	873	505
Interest on borrowings	1 169 658	1 437 089	1 295 279	2 157 121	468 243
Income distribution	148 114	141 402	149 264	166 529	239 933
Operating surplus before abnormal items and payment in lieu of income tax	31 299	40 117	42 610	60 098	35 830
Abnormal items	8 717	—	—	—	—
Payment in lieu of income tax	14 518	15 156	13 694	13 176	12 553
Operating surplus after payment in lieu of income tax	25 498	24 961	28 916	46 922	23 277

Balance Sheet ($000)
Total assets	22 107 020	24 880 096	26 039 139	26 866 311	26 809 429
Total liabilities	21 916 253	24 714 368	25 844 495	26 657 745	26 577 586
Net assets	190 767	165 728	194 644	208 566	231 843

CUSTOMER
Savings for Customers ($M)
Savings due to portfolio management	38.0	(26.5)	17.9	13.6	54.6
Savings due to borrowing margin	71.0	67.7	53.3	56.1	63.1
Total savings for customers	109.0	41.2	71.2	69.7	117.7
Cumulative savings for customers	999.0	1 040.2	1 111.4	1 181.1	1 298.8

Onlendings
Onlendings ($000)	16 734 769	17 347 345	18 419 899	19 670 526	17 714 737
Number of onlending customers	337	374	383	363	342
Outperformance of benchmark (% pa semi-annual)
Floating Rate Debt Pool	0.24	0.41	0.46	0.14	0.18
3 Year Debt Pool	0.21	(0.27)	0.20	(0.02)	0.22
6 Year Debt Pool	0.21	(0.29)	0.04	0.00	0.28
9 Year Debt Pool	0.27	(0.29)	0.00	0.06	0.28
12 Year Debt Pool	0.33	(0.26)	0.01	0.07	0.34
15 Year Debt Pool	0.33	(0.25)	0.02	0.05	0.36

Managed Funds
Deposits ($000)	2 197 252	1 611 255	3 171 913	4 148 083	4 476 280
Number of depositors	194	202	215	223	353
Outperformance of benchmark (% pa semi-annual)
Cash Fund	0.19	0.18	0.17	0.18	0.18

FINANCIAL MARKETS
Debt outstanding ($000)	19 031 349	22 203 640	22 025 716	22 219 443	21 702 155
QTC bond rates (% at 30 June)
July 1999	—	—	—	—	—
August 2001	6.10	4.95	—	—	—
May 2003	6.26	5.50	5.25	—	—
June 2005	6.36	5.99	5.81	4.51	5.45
September 2007	6.48	6.18	6.03	4.78	5.70
July 2009	6.52	6.30	6.18	4.98	5.87
June 2011	6.57	6.39	6.29	5.13	5.98
August 2013	—	—	6.38	5.24	6.07
October 2015	6.61	6.46	6.42	5.30	6.12
June 2021	6.62	6.52	6.47	5.38	6.18
Basis point margin over C’wealth bonds	32.7	29.5	24.3	16.7	19.3
Basis point margin under NSW TCorp bonds	5.1	2.6	3.3	2.1	3.1
QTC global & domestic bonds on issue ($M)	16 723	18 463	19 148	18 406	20 486

CORPORATE
Number of employees	121	126	121	129	130
Administration expenses ($000)	20 725	23 415	23 716	24 555	28 403

ACHIEVING WHOLE-OF-STATE OUTCOMES

In supporting the implementation of the State’s value-for-money framework, we provided ongoing support and input on matters of commercial and financial risk to Queensland Treasury, our major stakeholder, in relation to a variety of transactions, including the:

•	Southbank Education Precinct Redevelopment

•	Gateway Duplication Project, and

•	Brisbane City Council North/South Tunnel Project.

We also assisted the State in the resolution of arrangements between the Government stakeholders and the Australian Magnesium Corporation.

We again conducted stakeholder feedback sessions with senior representatives of our major stakeholder, Queensland Treasury. The objective of these sessions was to gain feedback on the extent of our value delivery to Treasury and Government and to identify their emerging needs in terms of our provision of advice.

CREDIT REVIEWS

On behalf of Queensland Treasury, we completed annual credit reviews of the larger Queensland Government Owned Corporations (GOCs) to assist with assessing the GOCs’ applications for funding under the State Borrowing Program. We also completed a number of ad hoc credit reviews in relation to proposed GOC investments.

PROCUREMENT

We continue to provide financial risk management support to our public sector customers who are undertaking record Government capital expenditure activities.

With the Government’s focus on ensuring value for money outcomes, we have seen a continued trend towards the use of whole-of-life financial analysis as a means of assessing value for money.

QTC has applied its specialist competencies in whole-of-life financial analysis for the benefit of its customers by:

•	assisting with specific projects, and

•	participating in the development of a consistent Government approach to the use of these financial analysis tools.

Whole-of-life financial analysis is a powerful analytical tool for the evaluation of projects; however, it needs to be used carefully, particularly when assessing long-term government projects. Current topical issues that can affect the outcome of this analysis include the appropriate use of discounted cash flow analysis techniques (especially in relation to discount rate and cash flow determination for very long-term projects involving payment streams from Government), and the implications of various specific funding instruments on the comparison of delivery alternatives.

We have also continued to work closely with relevant agencies in progressing issues associated with tax reform relating to private sector participation in public infrastructure projects. This is a significant issue for both the State and Federal Government, particularly as so much of the financial benefit from State infrastructure projects flows to the Federal Government in the form of tax receipts.

Another critical issue has been the ongoing misconception that budget-funded PPPs allow projects that would otherwise not be considered as affordable government priorities to be undertaken.

We are continuing to work closely with Queensland Treasury and our customers across a broad spectrum of projects and issues to ensure that private sector involvement in projects contributes to the objective of delivering value for money for the State.

INTEREST RATE RISK

QTC worked closely with the State’s regulated entities to manage their interest rate risk for the current regulatory cycle, as well as plan for the management of similar financial risks in the next cycle. QTC has sought to coordinate ongoing discussions with customers, key stakeholders and industry participants to ensure funding and market risks are managed appropriately.

ADDING VALUE TO OUR CUSTOMERS’ BUSINESSES

QTC’s primary objective is to build customer loyalty through developing and delivering solutions that provide value.

It is through strong relationships with our customers that we gain a better understanding of their current and emerging needs, which then assists us in designing, developing and delivering tailored solutions for each customer. These solutions are designed to add value to our customers’ businesses and, ultimately, ensure the best financial outcomes for Queensland.

During the past 12 months, our relationships with our customers have continued to strengthen, as evidenced by our customers’ feedback on completed projects, and our increasing involvement with our customers in a range of matters. On a scale of one to seven, our customers consistently rated our overall work on their advisory assignments as a six.

CORPORATE ADVISORY AND RISK MANAGEMENT

QTC has experienced increased demand for our corporate advisory and risk management services across all of our customer groups, completing more projects of a wider variety over the past 12 months.

We advised the public sector on operating and financial risk matters and worked with them to identity and develop optimal value for money solutions in transactions in a range of projects, including the:

•	Department of Natural Resources, Mines and Energy’s Water Metering Project

•	National Housing Project: Developing Options for a National Approach to Affordable Housing

•	Tennyson Riverside Development, and

•	Smart Driver Licence Project.

We provided the State’s Government Owned Corporations (GOCs), and their Boards, with updates on the current economic and interest rate environment, enabling effective management of their debt portfolios. In addition, we continued to provide specialist advice and assistance in the areas of:

•	liability benchmark structuring

•	interest rate hedging

•	implementing and monitoring their liability management

•	foreign exchange exposure management, and

•	cash management.

We assisted a number of GOCs in implementing their business plans, including risk management and funding advice.

We provided advice on capital structure, cost of capital and pricing to:

•	South-East Queensland Councils’ Feasibility Study into the Establishment of a Shared Fleet Model

•	Gladstone Area Water Board, and

•	a number of regional councils in relation to their commercialised business units.

We also assisted a number of customers in the development of policy frameworks to improve their risk management practices.

MANAGING OUR CUSTOMERS’ DEBT

Many of our customers authorise QTC to manage the interest rate risk inherent in their debt. This management is undertaken within customer approved parameters in the form of a duration benchmark and defined duration management range. Our management performance is subject to monthly review by the QTC Capital Markets Board, as well as by our customers.

The 2003-04 financial year was characterised by a somewhat less volatile geo-political environment than that experienced in the previous twelve months. Although uncertainties relating to the Middle East and terrorism in general were still apparent, there were no major incidents to significantly shake global confidence.

The United States Federal Reserve Board added to the generally positive environment by maintaining relatively easy monetary and fiscal conditions throughout the year. With countries such as China and India exhibiting strong economic growth even Japan appeared to have entered into a long awaited period of sustained economic recovery.

Against this backdrop, global interest rates took on a decidedly bearish tone as central banks adjusted their focus towards anticipated inflation.

Within this environment, we used our portfolio management skills to generate an aggregate $54.6 million in interest cost savings for its customers. Our customers also benefited by a further $19 million, as they took advantage of duration benchmark management opportunities we identified and facilitated in the market.

MANAGING OUR CUSTOMERS’ SURPLUS CASH

QTC offers a number of facilities for our customers to deposit their surplus cash. Terms of these facilities range from one day out to three years. One such facility is the Capital Guaranteed Cash Fund where QTC’s Board approves the benchmark and defined management ranges. Through our management of this fund QTC added $7.2 million, when compared to benchmark, during financial year 2003-04.

PROVIDING AN OPERATING LEASE FACILITY

An analysis of operating leases undertaken over the past several years indicates that they typically do not represent value for money relative to financing through debt funding. This is mainly due to:

•	customers not returning the equipment on time

•	customers returning the equipment in damaged condition

•	there being no residual risk transfer from the customer, or

•	the equipment having a useful life significantly longer than the lease period.

Although these factors limit the value of leasing in the public sector, there are occasions when our customers prefer to use leases.

Established in 2002-03, QTC’s Whole-of-Government Leasing Facility provides our customers with a lower cost and risk alternative than those provided by the private sector. This has been achieved through access to our low cost funding, balanced leasing terms and on-going customer communications regarding our customers’ end of lease intentions.

The demand for this facility is now decreasing as our customers’ compare the value of leasing to the debt financing alternative. QTC frequently assists its customers in conducting such evaluations. During the year, we completed significant assignments for the Police, Environmental Protection Agency, CITEC and many local councils.

KNOWLEDGE SHARING

In November 2003, we held our inaugural Departments and Agencies Financial Forum. This one-day forum highlighted key strategic financial and project risk management issues facing departments and agencies, as well as strategies for managing these risks. It also provided an opportunity for our customers to share their knowledge, experiences and ideas.

In addition, we conducted our Central Treasury Management course and Foreign Exchange Hedging workshop. A series of Financial Evaluation and Procurement workshops was conducted with branches of Queensland Treasury.

Together with the Department of Local Government, Planning, Sport and Recreation, we ran a series of one-day project evaluation courses for our regional local government customers in Toowoomba, Cairns, Longreach and Bundaberg.

RELATIONSHIP MANAGEMENT

Our customer calling program for customers in regional Queensland remained an integral component in establishing strong relationships. This program provides our employees with an opportunity to better understand our regional Queensland customers’ unique business needs and operating environments, and has assisted them in providing better customer solutions. It has in the past 12 months also seen our employees travel more than 140,000 kms, visiting customers as far west as Mt Isa and Winton, north to Normanton, Etheridge, Cairns and south-west to Charleville.

Over the past year, we have participated in a number of industry and project working groups and provided 10 employees on secondments to our customers’ organisations. We have also continued to support and sponsor a range of Local Government conferences throughout Queensland, and maintained our support of the Finance and Treasury Association (FTA) annual conference.

During the year, QTC has supported and assisted customers with financial training programs, risk assessment workshops and risk training seminars, sharing skills to assist customers to better manage their projects.

At the request of the Department of Local Government, QTC presented at the Department’s Accounting and Audit forums, in various locations across the State. These forums provide Local Governments with information of a financial nature, and an opportunity to discuss common issues and share experiences.

PRODUCTS AND SERVICES FRAMEWORK

Recognising that QTC’s products and services are the building blocks through which we can deliver value to our customers, a project to review our products and services for alignment to our customers’ needs is now underway.

Initially, the project focused on reviewing our core funding and investment products and services to ensure they satisfy our customer needs, and reviewing product guidelines to ensure customers are provided with a consistent level of service. Under this project, new products and services have also been identified and these will be further developed over the next year.

RAISING FUNDS FOR QUEENSLAND

Queensland Treasury Corporation continues to offer its customers the lowest cost of funds available from any of Australia’s semi-government issuers.

Our global approach to funding and our diverse range of funding facilities enable us to maintain flexibility to source the most cost-effective funds.

The strength of QTC’s securities has been underpinned by our commitment to:

•	maximising the benefits flowing from Queensland’s AAA credit rating

•	maintaining liquid bond lines supported by a strong Distribution Group

•	ensuring the financial markets are kept well informed on Queensland’s economic and fiscal standing, and our business direction

•	maintaining transparency, integrity and credibility in our relationships with the domestic and international markets, and

•	issuing debt instruments that meet investors’ needs whenever possible.

QTC does not compete with financial intermediaries as a price-maker or trader, and does not use Queensland’s superior borrowing position for pure arbitrage activities.

Queensland’s strong credit rating, combined with QTC’s expert financial management skills and issuing flexibility, have helped ensure we attract a broad base of Australian and international investors.

CREDIT RATINGS OF QTC SECURITIES

Local Currency (A$)	Short-Term Rating	Long-Term Rating
Standard & Poor’s	A-1+	AAA
Moody’s Investor Services	P1	Aaa

Foreign Currency	Short Term Rating	Long Term Rating
Standard & Poor’s	A-1+	AAA
Moody’s Investor Services	P1	Aaa

FUNDING FACILITIES

Domestic and Global $A Bonds

QTC currently offers investors:

•	domestic and global benchmark bonds maturing every two years, from 2005 to 2015, and

•	a preferred domestic bond line maturing in 2021.

These bond facilities are our core source of funds. In July and October 2003, QTC increased the amount on issue of the domestic 2015 bond, by way of a tender and consolidation switches, to promote the line to benchmark status. The global tranche of the 2015 bond line was launched in September 2003.

Domestic and global QTC bonds on issue are detailed in the following graph and table:

QTC Benchmark Bonds as at 30 June 2004

Facility	Size $M	Governing Law	Maturities	Currencies	Amount on Issue $M	Placement
Domestic A$ Bond	Unlimited	Queensland	6 benchmark lines 2005 - 2015	A$	12,344	By tap or tender through Distribution Group

			Preferred Line 2021	A$	376	Reverse enquiry through Distribution Group

Global A$ Bond	A$10,000	New York & Queensland	6 benchmark lines 2005 - 2015	A$	7,776	Continuously offered through Distribution Group

Treasury Notes, Commercial Paper and Medium Term Notes

Supplementing the domestic and global bond facilities are our various short-term and medium-term note facilities.

The QTC Treasury Note facility is an electronic issuance facility and is our chief source of short-term domestic A$ funds. QTC’s main offshore programs are the Commercial Paper (CP) and Medium Term Note (MTN) facilities in both the Euro and the US markets.

The following table details these facilities:

Facility	Size $M	Governing Law	Maturities	Currencies	Amount on Issue $M	Placement
Domestic Treasury Note	Unlimited	Queensland	7 – 365 days	A$	A$130	By tap or tender through Dealer Panel

Euro CP	US$3,000	English & Queensland	7 – 365 days	Multicurrency	US$310	By tap through Dealer Panel

US CP	US$1,500	New York & Queensland	1 – 270 days	Multicurrency	US$0	By tap through Dealer Panel

Euro MTN	US$3,000	English & Queensland	Subject to market regulations	Multicurrency	US$506	Reverse enquiry through Dealer Panel

US MTN	US$500	New York & Queensland	9 months to 30 years	Multicurrency	US$0	Reverse enquiry through Dealer Panel

These funding facilities are supplemented with public issues and private placements.

Appendix B details the Distribution and Dealer Groups for QTC’s funding facilities at 30 June 2004.

More detailed information on QTC’s funding facilities and outstanding indebtedness is available on request from QTC’s Financial Markets Team (see Appendix C for details).

Percentage outstandings under QTC’s various funding facilities, as at 30 June 2004, are shown in the following chart:

QTC Funding Facilities

30 June 2004

BORROWING PROGRAM

QTC reviews its borrowing requirements as at 30 June and 31 December each year to provide a funding estimate for the following 12 months.

Financial Year 2003-04

In 2003-04, QTC estimated that its gross borrowing requirement would be $3,819 million.

With no benchmark bond maturity to be refinanced during 2003-04, the estimated demand on the market for funding was approximately $1,719 million less than actual raisings of $5,537 million in the previous year.

QTC’S INDICATIVE BORROWING PROGRAM 2003-04

Borrowing Estimate 2002-03 A$M		Borrowing Estimate 2003-04 A$M
	Refinancings—Commercial Paper:
596	Domestic T-Notes [1]	1,344
1,363	Euro Commercial Paper [1]	1,072
313	US Commercial Paper [1]	165
	Refinancings—Term Debt:
2,388	Bonds	90
1,412	A$ Global Bonds and MTNs	0
16	Foreign Currency Loans and MTNs	135
6,088	SUBTOTAL	2,806
	New Raisings:
2,648	Capital Works Program	1,800
	Adjustments:
(795)	Debt repayments from QTC customers	(787)
(1,500)	Decrease in funding reserves due to expected reduced liability management requirement.	—
$ 6,441	TOTAL	$3,819

[1]	Commercial Paper outstanding estimate as at 30 June 2003 (including FRNs).

The 2003-04 funding estimate of $3,819 million was expected to be financed as follows:

FUNDING SOURCE

Actual Raisings 2002-03 $M		Expected Raisings 2003-04
		Range %	Low $M	High $M
	Commercial Paper Raisings:
2,467	Domestic CP, ECP, USCP	40 – 60	1,528	2,291
	Term Raisings:
2,570	A$ Benchmark Bonds [2]	40 – 60	1,528	2,291
500	Multicurrency Loans and MTNs	0 – 10	0	382
$5,537

[2]	Includes benchmark Domestic and Global A$ Bonds, 2015 and 2021 preferred lines and other term issuance.

Actual raisings for 2003-04 of $4,163 million were above expected raisings, due mainly to an improvement in State revenue raisings against budget and reduced capital requirements by government-owned corporations, together with stronger offshore investor demand for QTC Global Bonds.

Over the last financial year, funding was sourced principally from:

• Commercial Paper	$ 643 million
• Domestic A$ Benchmark Bonds	$ 284 million
• Global A$ Benchmark Bonds	$2,893 million
• Euro MTNs	$ 343 million

During 2003-04, QTC increased the amount of the October 2015 domestic bond on issue to elevate it to benchmark status and also launched the global tranche of the same bond line.

Financial Year 2004-05 Estimate

QTC estimates its borrowing requirement for the next financial year will be $6,819 million 3.

With the maturity of the 2005 benchmark bonds in June, the demand on the market for funding will be approximately $2,656 million more than last year’s actual raisings of $4,163 million.

QTC INDICATIVE BORROWING PROGRAM FOR 2004-05

Borrowing Estimate 2003-04 A$M		Borrowing Estimate 2004-05 A$M
	Refinancing—Commercial Paper:
1,344	Domestic T-Notes [4]	198
1,072	Euro Commercial Paper [1]	513
165	US Commercial Paper [1]	0
	Refinancing—Term Debt:
90	Domestic Bonds	2,515
0	A$ Global Bonds and MTNs	1,990
135	Foreign Currency Loans and MTNs	154
2,806	SUBTOTAL	5,369
1,800	New Raisings	2,050
(787)	Principal Repayments from QTC Customers	(600)
$3,819	TOTAL	$6,819

[3]	Actual financial market activity and funding requirements may vary depending upon customer requirements and financial market conditions.
[4]	Commercial Paper outstanding as at 30 June 2004 (includes FRNs).

The 2004-05 funding estimate of $6,819 million is expected to be financed as follows:

FUNDING SOURCE

Actual Raisings 2003-04 $M		Expected Raisings 2004-05
		Range %	Low $M	High $M
	Commercial Paper Raisings:
643	T-Notes, ECP, USCP	40 – 50	2,728	3,410
	Term Raisings:
3,177	A$ Benchmark Bonds [5]	45 – 55	3,069	3,751
343	Multicurrency Loans and MTNs	0 - 10	0	682
$4,163	TOTAL

[5]	Includes benchmark Domestic and Global A$ Bonds and other term issuance.

We anticipate that approximately 50% of this year’s program ($3,410 million) will be funded through the issuance of term debt, utilising domestic and global benchmark bonds with the balance funded via commercial paper and Medium Term Note (MTN) issuance.

Actual financial market activity and funding requirements may vary, depending on customer requirements and financial market conditions.

ACHIEVING OUR GOALS THROUGH TEAMWORK

Over the past year, our teams continued to demonstrate a commitment to our core strategy of achieving customer loyalty. We use this framework to build customer relationships so that teams have a better understanding of their customers’ specific needs and are then able to develop and deliver tailored solutions that meet those needs.

Following the review of our Corporate Plan, work was done to identify and establish the following cultural statement that supports our direction and focus and our people.

We encourage and support:

•	developing and implementing ideas to both improve customer outcomes and our processes

•	listening to and understanding our stakeholders, staff and customers

•	learning from successes and mistakes through reflection

•	taking responsibility for our actions and being personally accountable

•	developing the potential of our people, and

•	being challenged at work, achieving our career and personal objectives through a healthy work/life balance.

PERFORMANCE-BASED REMUNERATION SYSTEM REVIEW

In the year under review, QTC’s existing team based performance and remuneration systems were reviewed and a new system was implemented as part of the integrated suite of programs that support QTC’s strategy. The new system reflects the market and environment in which QTC operates, aligns with our strategic direction and operating structure, and reinforces QTC’s values and culture.

QTC’s reward philosophy is to be market competitive and align with other large conservative financial institutions. Accordingly, QTC has set its remuneration policy at the market median for large conservative industry organisations.

Team Reward Policy

As part of the integrated remuneration system, QTC implemented a team-based reward model that recognises each team for its collective contribution to organisational and team outcomes and delivering customer value. All teams members are eligible for a reward.

FLEXIBLE WORK POLICY

We introduced a flexible work/life policy, which has received positive feedback. In a recent work/life benchmarking study, which involved more than 300 organisations, QTC was ranked in the top 25 Australian organisations for work/life initiatives.

EMPLOYEE SURVEY

We conducted an employee survey in December 2003, which was voluntarily completed by 81% of all staff. The outcomes of this year’s survey were positive and feedback from the consulting firm that conducted the survey indicated that QTC was in the top 10% of surveyed employee organisations in Australia. Many of the recommendations resulting from the survey have since been implemented, and the next employee survey is planned for 2005.

SECONDMENTS AND GRADUATES

QTC continued to develop and implement an internal and external secondment program, which provides employees with relevant career development opportunities, the ability to share and exchange knowledge, and an opportunity to enhance customer loyalty through experiencing our customers’ business operations. Several employees participated in the external secondment program to assist customers in meeting their business needs as well as developing and transferring skills.

We also continued our support of the Queensland University of Technology’s Corporate Partners in Excellence program for undergraduates in finance and related fields.

OFFICE ACCOMMODATION

During 2003-04, our office accommodation was refurbished to create an open-plan work environment to further enhance our team-based structure and improve communication within the organisation. Completed in February, the new office environment has provided increased meeting, project and training space for our teams and customers. The project achieved its objectives and received positive feedback from employees.

STAFF DEVELOPMENT

During the year, all employees were invited to participate in a number of initiatives to further develop their skills in the workplace. One key initiative to enhance self-awareness used the Herrmann Brain Dominance Instrument (HBDI) to identify and understand the unique attributes that each employee brings to QTC, enabling teams to then leverage those attributes to achieve successful outcomes. This instrument was also used to assist team leaders with their day-to-day approach to team management. To further support team leaders, we established a panel of experienced coaches, which many of our team leaders have accessed.

The Team Align leadership tool and Team Leaders’ Forum continued to be an effective way of consulting with team leaders and ensuring that all teams were regularly updated on our focus and direction.

CORPORATE WELLBEING

We established a corporate wellbeing program to inform and educate our people on issues relating to health, stress management and general wellbeing.

OPERATIONAL STRUCTURE

QTC is structured to reflect our overarching value-delivering strategy of customer loyalty, recognising that we achieve our corporate goals through the efforts of our teams. This diagram depicts our organisational structure, showing how all teams work together to deliver value to our customers.

Our teams work in an integrated and collaborative way to implement the three core processes of the customer loyalty operating model—developing and maintaining relationships, solution design and development, and the delivery of tailored solutions. The diagram demonstrates that, through these processes and supporting teams, our customer-focused teams work directly with our customers to assist them in maximising outcomes and appropriately managing risks for their organisations and Queensland.

QTC’s ORGANISATION CHART

QTC Operational Structure

DELIVERING BETTER SYSTEMS AND PROCESSES

Across the organisation, our teams strive to continually improve their own abilities to deliver value to our customers. This process of continual improvement drives QTC’s strategic goal to ensure that all internal systems and business processes are cost-effective, reliable, flexible and relevant.

ENTERPRISE RISK MANAGEMENT

QTC’s organisation-wide risk management system has continued to ensure that significant risks were identified and managed consistently and appropriately. In 2003-04, after its first year of implementation, we reviewed the framework for risk management to ensure that it was operating effectively. Next year, the focus will be on ensuring consistency of risk management practices across all teams in the organisation.

FINANCIAL RISK MANAGEMENT

We have undertaken a number of key financial risk projects in the past year, including an internal review of the relevance to QTC of the issues surrounding the National Australia Bank’s foreign exchange trading losses.

This review, while highlighting some areas where we could enhance our controls, confirmed that we have in place appropriate risk management procedures to support our business activities; all of our exposures are subject to appropriate control by the Board; and our corporate governance procedures are appropriate, given our business activities. We have either implemented or are in the process of implementing the enhancements.

In addition to our internal review, independent assessments by both internal and external audit raised no significant issues.

BUSINESS CONTINUITY PLANNING

As part of QTC’s Business Continuity Plan, scenario-based tests of QTC’s readiness to deal with major crises and disruptions to business operations were conducted in August 2003 and February 2004, with no significant issues identified. During the year, the Plan was further bolstered by the development of a ‘worst case contingency plan’, and over the next year it will be incorporated into a new crisis management plan, in line with the Government Agency Preparedness program requirements.

COMPLIANCE

We continued our commitment to a strong compliance program to assist us in managing compliance risk and delivering the best outcomes for our customers and the State. During the year, a significant amount of work in monitoring and reviewing QTC’s compliance was completed. This included an internal audit and the conduct of a legal compliance audit by an external law firm of various areas of QTC (and which for some areas is continuing past the year under review). Both audits have delivered strong and positive outcomes about the nature of QTC’s compliance.

QTC also undertook a review of its fraud risks, which identified QTC’s fraud risks, established that QTC’s fraud risks were being appropriately managed and controlled, and identified some improvements that are currently being considered.

IT STRATEGY

During the year, we developed a new vision for QTC’s information management—to provide staff, customers and stakeholders with seamless and secure access to quality information. Established in conjunction with the corporate planning process, this vision statement provided direction to the current IT Strategy, which presents a series of initiatives to:

•	strategically direct IT investment

•	establish a robust IT governance framework

•	emphasise the alignment of IT with corporate objectives, and

•	manage the development of staff competencies in relation to JAVA/J2EE.

Cornerstone initiatives under the IT Strategy include the formal adoption of JAVA/J2EE as QTC’s application environment and the commencement of an Enterprise Architecture Planning project, which will define those projects essential to achieving our vision for information management.

PROGRAM MANAGEMENT PRACTICES

QTC’s internal Project Management Office (PMO) promotes, develops and implements consistent and pragmatic project management practices across QTC. In the past year, PMO has worked with QTC’s teams to introduce program management practices to ensure the effective management of risks and opportunities across related projects. This is particularly necessary where the related projects require broad contribution from across the organisation and have a significant change management component.

QTC recognises program management as an effective means of managing the delivery of these complex undertakings while also supporting effective resource management and benefits realisation objectives.

CAPITAL FRAMEWORK

Our policy is to monitor the level of capital required to operate as a corporate treasury services provider. In line with conventional capital adequacy models, we monitor the level of capital required for credit, market and operational risk. With respect to credit risk, we calculate our capital requirements using the risk weightings outlined in the New Basel Capital Accord, released in January 2001 for comment by the Bank of International Settlements. The capital required for market risk is calculated based on JP Morgan’s value-at-risk methodology. To date, no substantive methodology has been developed to calculate capital required for operating risk. As a consequence, a notional amount has been allocated to cover operational risk.

No capital is set aside to reflect the risk of the loans to the State and its public sector entities as the risk of these loans is directly or indirectly carried by the State. As a consequence, and in line with our corporate treasury services provider role, we lend to the State and its public sector entities at cost (QTC’s borrowing cost) plus an administration fee.

Our capital requirements based on portfolio holdings at 30 June 2004 were $228.9 million.

In determining its capital holdings, QTC treats its equity as Tier One Capital and Cross Border Lease Deferred Income as Tier Two Capital. As at 30 June 2004, QTC held $230.5 million in Tier One Capital and $153.5 million in Tier Two Capital, resulting in a total capital of $384 million.

While QTC monitors the level of capital required and currently has adequate capital coverage, there are no requirements to hold capital to cover this capital requirement.

POSITIONING FOR THE FUTURE

QTC’S CORPORATE PLAN

During the first half of the year, we reviewed our Corporate Plan to ensure our direction and focus remained appropriate, given the issues facing our customers either internally or as a consequence of changes in their business environment. The key customer issues identified were:

•	With the growing complexity of the business environment due to increasing globalisation, improved communication, and increasing regulation, many of our customers have a great deal of difficulty acquiring the specialist resources needed to address the issues arising from this increasing complexity.

•	The strain on financial resources, together with the capacity of our customers to operate and manage significant infrastructure, has led many of our customers to consider the merits of alternative procurement models. In many instances, these models involve the bundling of several important activities. While there is merit in considering all procurement alternatives our customers’ capacity to assess these alternatives, and quantify the risks associated with each alternative needs to be enhanced.

•	The public is demanding a greater range of services at higher performance levels and lower cost, thereby placing greater strain on the financial and human resources of our customers.

Our response to these issues was reflected in the Corporate Plan. In addition, the structure of the Plan was changed to better reflect our operating model and to ensure greater focus of our teams and staff on the attainment of our overall objective, which is to build customer loyalty through developing and delivering solutions that provide value from a whole-of-State perspective.

Achieving customer loyalty involves three key processes:

•	Relationship management: This relates to the development of close relationships with our customers as a basis for understanding their needs.

•	Solution design and development: With information regarding our customers’ current and emerging needs, we need to design and develop solutions that meet those needs, within the scope of our role as corporate treasury services provider.

•	Solution delivery: Once developed, we need to be able to deliver the solutions to our customers in a cost-effective and timely manner, in a form they can understand and apply to their businesses.

Our teams found that the restructuring of the Corporate Plan better enabled them to express their core activities in terms of one or more of these processes.

An additional section entitled ‘Alignment’ was also created in the Corporate Plan to address the three key competencies underpinning these core processes. The three key competencies are:

•	Knowledge management, which is central to developing a level of understanding of our customers, and their businesses in order to develop and deliver solutions that meet their requirements.

•	Teamwork, which is seen as integral to achieving our outcomes, by empowering our teams to proactively find ways to deliver customer value within the scope of our corporate treasury services provider model. Teamwork and empowerment are essential steps in optimising our intellectual capital.

•	Risk management, which ensures that the risks created by our business activities and operating model are identified and managed on a whole of QTC basis. Failure to do this will impede our ability to deliver value to our customers.

Other areas addressed in this section of the Plan are compliance, reputation and people.

Where do we want to be?

In reviewing our Corporate Plan, we arrived at what we believe would be an appropriate vision for our organisation in 2006:

•	Our corporate treasury services provider role is clearly understood by employees, our customers, our stakeholder and the financial markets.

•	Our customers and stakeholder report that we are their first choice financial services provider, as an outcome of being highly professional and consistently delivering value.

•	Our information is current, readily accessible and valuable to both our staff and our customers.

•	Our customers and stakeholder willingly share their knowledge with us.

•	The financial markets report that we know the markets and that we are proactive in dealing with issues.

•	Our processes to manage our risks continue to be enhanced and do not expose us to unnecessary risk.

•	A culture of self, team and organisational improvement is evident throughout the organisation.

•	Teams work together efficiently and effectively to address issues.

•	Our employees are seen as an excellent source of financial risk management skills by our customers and stakeholder. Access to these skills is facilitated through secondment, and training and development programs.

•	Our culture and systems support the access to, and the use, of our information.

BOARD

The Board Directors of Queensland Treasury Corporation to 30 June 2004 were:

Sir Leo Hielscher AC

B.Comm., D Univ Griffith (Hon), AAUQ, AASA, FAIM, FCPA, FFTP (Hon)

Chairman

Chairman, Risk Management Committee

Appointed in 1988. Tenure 30 June 2007

Sir Leo Hielscher has more than fifty years’ experience in the areas of Government, banking and finance, domestic and global financial markets, superannuation and as an independent Company Director. He was the Under Treasurer of Queensland for 14 years (1974–1988) before his appointment as Chairman of the Queensland Treasury Corporation (Advisory Board) in 1988. In 1991, the Advisory Board became the Queensland Treasury Corporation Board and Sir Leo was appointed as its inaugural Chairman. Sir Leo is also Chairman of Austsafe Ltd, Independent Superannuation Preservation Fund, a Director of the Australian Institute of Commercialisation, and Chairman of Trustees of the General Douglas MacArthur Memorial Trust. As a Company Director, Sir Leo has considerable experience at Board level and has been associated with a number of public and private sector Boards. Sir Leo was awarded an Eisenhower Fellowship in 1973, a Knight Bachelor in 1987, an Honorary Doctorate of Griffith University in 1993, and a Companion in the Order of Australia (AC) in the General Division in 2004.

Gerard Bradley

B.Comm., Dip Adv Acc., CPA., FAICD, FAIM

Deputy Chairman

Member, Accounts and Audit Committee

Member, Risk Management Committee

Member, Human Resources Committee

Appointed in 2000. Tenure 30 June 2007

Gerard Bradley is currently Under Treasurer and Under Secretary of Queensland Treasury Department, a position he has held since 1998, and has extensive experience in public sector finance gained in both the Queensland and South Australian treasury departments. He was Under Treasurer for the South Australian Department of Treasury and Finance during 1996–1998 and of Queensland Treasury during 1995–1996. Mr Bradley held various positions in Queensland Treasury from 1976–1995 encompassing responsibility for the preparation and management of the State Budget and the fiscal and economic development of Queensland. He holds Directorships with Queensland Treasury Holdings Pty Ltd and related companies, and is the Chair of the QSuper Board of Trustees.

Marian Micalizzi

B.Bus, FCA, SIA (Associate)

Chairman, Accounts and Audit Committee

Member, Risk Management Committee

Appointed in 2000. Tenure 30 June 2007

Marian Micalizzi is a chartered accountant with more than 20 years’ experience, a Company Director and a consultant in both the public and private sector. She is a former Partner of PricewaterhouseCoopers (until 2000), having been admitted as a Partner of its predecessor firm in 1986. Ms Micalizzi brings considerable expertise and knowledge of specialist corporate financial and advisory services, financial institutions’ regulation and prudential supervision, and valuation related assessments. She is also currently a Director of Queensland Investment Corporation, Enertrade, Opera Queensland, Australian Reinsurance Pool Corporation and a Member of

Corporations and Markets Advisory Committee, the Takeovers Panel, Independent Investment Committee of Queensland Development Fund, Fund Management Committee of the Industry Research and Development Board, and a Councillor of the Australian Institute of Company Directors (Qld Div.).

Shauna Tomkins

B.Sc., MBA

Member, Risk Management Committee

Appointed in 2000. Tenure 30 June 2007

Shauna Tomkins is a consultant who works internationally in the development and implementation of regulatory frameworks for prudential supervision and corporate regulation of deposit taking, funds management, insurance and lending institutions. Ms Tomkins has a thorough understanding of Australia’s financial system, risk management analysis, prudential supervision and corporate and structured finance. She also has a strong background in long-term policy and strategic management and planning and has a working familiarity with Government objectives and processes. Ms Tomkins is also a Member of the Advisory Committee to Queensland’s Motor Accident Insurance Commission.

Elizabeth Nosworthy

BA, LLB, LLM

Chairman, Human Resources Committee

Member, Risk Management Committee

Appointed in 1991. Resigned from Board October 2003

Elizabeth Nosworthy has more than 20 years’ experience as a commercial lawyer, specialising in banking and finance, corporations, major projects and tax-based financing arrangements before leaving the law to follow a career as a full time non-executive Director. Ms Nosworthy has considerable experience at Board level in public and private sectors and is currently Chairman of Prime Infrastructure Management Limited, Commander Communications Limited, and Stanwell Corporation Limited. She is a Director of GPT Management Limited (General Property Trust) and Ventracor Limited. Ms Nosworthy is an adjunct Professor of Law at the University of Queensland. She holds degrees in Arts and Law from the University of Queensland and a Master of Laws from London School of Economics.

Ms Nosworthy was a member of the Queensland Treasury Corporation Board since its establishment in 1991. She resigned from the Board effective 3 October 2003.

Bernie Fraser

BA, MEcon., D Univ New England (Hon), D Univ Charles Sturt (Hon)

Member, Accounts and Audit Committee

Member, Risk Management Committee

Appointed in 1999. Tenure to 30 June 2004

Bernie Fraser had a long career in the Commonwealth Public Service, particularly the Commonwealth Treasury, and extensive exposure to the superannuation industry, and domestic and global financial markets. He was appointed Secretary to the Commonwealth Treasury in September 1984 and was Governor of the Reserve Bank of Australia from 1989 to 1996. Mr Fraser is Chairman of Members Equity Bank, and President of the Government Superannuation Office (Victoria). He is also a Director of three large industry superannuation funds (ARF, STA, and Cbus). Mr Fraser has received Honorary Doctorates from the University of New England and Charles Sturt University and is an Adjunct Professor of Economics at the University of Canberra.

Mr Fraser retired from the Board at the expiry of his term on 30 June 2004.

Dr William Norton

B.Comm, MA (Econ), Ph.D.

Member, Risk Management Committee

Appointed in 2000. Tenure to 30 June 2004

Dr Norton held the position of Professor and Director at Macquarie University Applied Finance Centre from mid 1991 to the end of 2003. He has extensive knowledge and experience in education and research in economics and finance. Previously, Dr Norton had 23 years experience in senior positions in economics and finance at the Reserve Bank of Australia, including six years as the Head of Financial Markets. Throughout his career, he has participated in numerous professional publications on economics and finance. Dr Norton is regarded as a leader in that field, having built the Macquarie University postgraduate program in finance to a recognised world-class standard.

Dr Norton retired from the Board at the expiry of his term on 30 June 2004.

CORPORATE GOVERNANCE

The Board of QTC and QTC’s management team endorse and are committed to achieving high standards of corporate governance, accountability, compliance, and financial and ethical behaviour. The Board guides this commitment, which is critical for maintaining our strong market reputation, as well as our ability to achieve success as Queensland’s corporate treasury services provider. During the year, we reviewed the Principles of Good Corporate Governance and Best Practice Recommendations issued by the Australian Stock Exchange (ASX) Corporate Governance Council and the Australian Standard 8000/2003—Good Governance Principles. While these are not mandatory for QTC, QTC has implemented changes to its corporate governance practices based on the ASX principles and standards, so far as they are relevant and appropriate to QTC. Our corporate governance practices include:

•	QTC’s Chairman is a non-executive Director, and the Board is entirely constituted of non-executive Directors.

•	The Board has its own Charter, which specifies a commitment to corporate governance, the Board’s responsibilities, operations, and the roles and responsibilities of Directors. It also provides for self assessment, and guidelines for managing conflicts of interest.

•	The Board has three Committees—Risk Management Committee, Accounts and Audit Committee and Human Resources Committee—each with its own Charter and which assist in oversight and control.

•	Board Directors are appointed by the Governor-in-Council, who considers each person’s qualifications and experience, and their ability to contribute to QTC’s strategic direction and performance.

•	A commitment to a continuous disclosure regime with its key stakeholders.

•	A Code of Conduct that applies to all staff.

•	A Compliance program that drives a compliance culture with the organisation’s approved mandate, its legal obligations and code of conduct.

•	A Policy and Procedures Manual that outlines the requirements for disclosure of personal interests.

A description of QTC’s main corporate governance practices follows. All these practices, unless otherwise stated, were in place throughout 2003-04.

QTC is a ‘Corporation Sole’

QTC was established by the Queensland Treasury Corporation Act 1988 (QTC Act), as a Corporation Sole (ie, a corporation that consists solely of a nominated office holder). The Under Treasurer of Queensland is QTC’s nominated office holder.

QTC Board

The Queensland Treasury Corporation Capital Markets Board (Board) was established on 29 August 1991. Pursuant to the QTC Act, QTC has delegated its powers to the Board. QTC and the Board have agreed the terms and administrative arrangement that govern the exercise or performance of those powers and the reports by the Board to QTC.

The Board is responsible to the Under Treasurer as Corporation Sole. Its Directors meet monthly (except in January), and may meet at other times as required. Decisions are made by a majority vote of those Directors, or approved delegates, present. A minimum of four Board Directors must be present to constitute a meeting. One of the four must be the Chairman, the Under Treasurer or the Under Treasurer’s delegate.

The Board has a formal Board Charter that provides a clear framework for good corporate governance at QTC and incorporates the Board’s existing operating guidelines.

Appointment of Board Directors

Board Directors are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act. Directors are selected for their qualifications, experience, skills, strategic ability and commitment to contribute to QTC’s performance and achievement of its corporate objectives. The Governor-in-Council can, at any time, terminate the appointment of all, or any, Directors.

Board Composition

During the year, the Board comprised:

•	Sir Leo Hielscher (Chairman)

•	Gerard Bradley (Deputy Chairman)

•	Bernie Fraser

•	Marian Micalizzi

•	Dr William Norton

•	Shauna Tomkins

•	Elizabeth Nosworthy (resigned 3 October 2003)

At 30 June 2004, the terms of the Board expired. At this time, Sir Leo Hielscher, Gerard Bradley, Marian Micalizzi and Shauna Tomkins were reappointed, and Bernie Fraser and Dr Norton retired as Directors of the Board. From 1 July 2004, appointments to the Board for a new term were made. The complement of the Board from 1 July 2004 is:

•	Sir Leo Hielscher (Chairman)

•	Gerard Bradley (Deputy Chairman)

•	Gillian Brown

•	David Coe

•	Marian Micalizzi

•	Bill Shields

•	Shauna Tomkins

The Board equips QTC with diverse corporate, financial, commercial, economic and legal skills.

The tenure of all Directors is until 30 June 2007.

The profiles of the new Directors appointed from 1 July 2004 are:

Gillian Brown

LLB (Hons) University of Queensland

Grad. Dip. Applied Finance and Investment, SIA

Member, Risk Management Committee

Appointed July 2004. Tenure 30 June 2007

Gillian Brown has more than 15 years’ experience as a specialist finance lawyer and has gained extensive corporate, financing and major project experience. Ms Brown is a Partner of Minter Ellison Lawyers (admitted as Partner 1994) and currently heads the Finance practice in Queensland. Her principal areas of practice include corporate finance, investment and financial services, financial markets, project/infrastructure finance, and property finance. Ms Brown has advised Government bodies on a number of project and transactional arrangements and has a working knowledge of the mechanics of Government and its objectives. She is also a Director of DBCT (Dalrymple Bay Coal Terminal) Holdings Pty Ltd and a Committee member of the Law Council of Australia.

David Coe

B.A. (Hons), LLB (University of Sydney)

Member, Risk Management Committee

Appointed July 2004. Tenure 30 June 2007

David Coe worked for five years as a lawyer specialising in international financing and leasing, before leaving the law to pursue commercial business interests. He has a diverse blend of specialist legal, corporate and financing knowledge, and extensive experience as a Company Director of a number of public and private companies. David Coe is currently Chairman and Managing Director of Allco Finance Group Limited, an Australian company that provides sophisticated financing services in both the domestic and international markets. Mr Coe is Chairman (and co-founder) of Sports and Entertainment Ltd, Chairman of the MCA (Museum of Contemporary Art in Sydney), a Director of Record Investments Limited, Rubicon Holdings Limited and Mobius Financial Processing Pty Ltd, a Board Member of the National Gallery of Australia Foundation, and the Sydney Children’s Hospital Foundation, and a Member of the Tate International Council.

Bill Shields

B. Econ (Hons) with First Class Honours in Economics

M. Ec.

Member, Risk Management Committee

Member, Accounts and Audit Committee

Appointed July 2004. Tenure 30 June 2007

Mr Shields has considerable experience in the banking and finance industry as well as government policy advice, specialising in Economics. His career responsibilities have included economic and financial market research in Australia and overseas, providing analytical and strategic advice, analysing the Australian Financial system and monetary policy, working on Australia’s exchange rate arrangements and international financial developments. Mr Shields was previously Chief Economist and Executive Director, Macquarie Bank Limited (1987-2001). In addition to Macquarie Bank, he has held positions with the Reserve Bank of Australia (1983-1985), the International Monetary Fund (1975-1983) and, prior to that, the Commonwealth Treasury. Mr Shields is a visiting Professor of Macquarie Graduate School of Management, Macquarie University; a Director of (and Chair, Audit and Compliance Committee) M-co International Limited; and Chairman of the Australia Korea Business Council.

Board Responsibilities

The QTC Board is responsible for the development of strategy, and oversight and measurement of the organisation’s financial and operational activities and performance. The Board’s primary responsibilities and corporate governance functions are set out in the Board Charter and include:

•	oversee QTC, including its control and accountability systems

•	developing and monitoring QTC’s strategic and corporate plan, operational policy and yearly Budget

•	regularly measuring financial and operational performance

•	monitoring organisational performance and staff development programs

•	monitoring and measuring the performance of QTC’s management

•	monitoring key risks and risk management processes, and

•	ensuring that QTC’s compliance meets best practice.

Board Remuneration

Remuneration of Board Directors is approved by the Governor-in-Council, in accordance with approved Government procedures. Details are provided in the Notes to and forming part of the Financial Statements.

Board Committees

The Board discharges several of its responsibilities through Board Committees to assist in the execution of its duties and to allow detailed consideration of various issues. Current Committees of the Board include the Accounts and Audit Committee, Risk Management Committee and Human Resources Committee.

Each of the Committees has its own formal charter setting out the authority delegated to it by the Board and the manner in which the Committee is to operate.

Matters determined by the Committees are submitted to the Board for ratification.

Board Directors who are not a member of a particular Committee have a standing invitation to attend any Committee meeting. Management representatives may also attend Committee meetings by invitation.

QTC does not have a Nominations Committee as Board Directors are appointed by the Governor-in-Council.

Accounts and Audit Committee

The Accounts and Audit Committee was established in November 1991 to assist the Board in fulfilling its oversight responsibilities within an appropriate framework of internal control and risk management. This is achieved by reviewing and reporting to the Board on specified aspects of corporate and operational risk areas, which are set out in the Committee’s Terms of Reference and include:

•	financial integrity

•	compliance with laws, regulations and QTC’s own policies and procedures, and

•	audit effectiveness.

Until 30 June 2004, the Committee comprised three Board Directors:

•	Marian Micalizzi (Chairman)

•	Gerard Bradley, and

•	Bernie Fraser.

The Committee meets at least four times a year to monitor the financial accounts and audit process through active communication with management and internal and external auditors.

The Committee has observed its terms of reference and has had due regard to the Audit Committee Guidelines—Improving Accountability and Outcomes prepared by Queensland Treasury.

Risk Management Committee

The Risk Management Committee was established in its current form in December 2002 (its predecessor was the Financial Risk Management Committee) as part of a new enterprise-wide risk management structure and program. During the year, the Committee comprised the whole Board, and the Board Chairman was the Committee Chairman.

Until February 2004, the Committee met every second month. It now considers risk matters as part of the monthly Board meeting. The Committee monitors risk management through regular reports from the Chief Executive and a management level Risk Management Team. This enables the Board and management to identify key business and financial risks to ensure that appropriate controls and strategies are in place to effectively manage those risks.

The core responsibilities of the Committee are set out in its Terms of Reference and include:

•	oversee the adequacy and implementation of QTC’s enterprise-wide risk management policy and framework for the management of QTC’s significant corporate risks

•	monitor and assess QTC’s organisation-wide risk profile and exposure to significant risk

•	monitor and assess the adequacy of risk management policies in relation to QTC’s significant risks

•	assess and review reports received from the management level Risk Management Team

•	assess and make recommendations on commitment to significant transactions or projects entailing significant risks;

•	assess the effectiveness of strategy and value of proposed projects or transactions in light of any significant risks, and

•	monitor and evaluate the effectiveness of the management level Risk Management Team.

Human Resources Committee

The Human Resources Committee was established in December 1992 and during the year comprised:

•	Elizabeth Nosworthy (Committee Chairman, until resignation October 2003), and

•	Gerard Bradley.

Sir Leo Hielscher acted as Committee Chairman upon the resignation of Ms Nosworthy and until 30 June 2004. Prior to October 2003, the Chairman attended meetings, from time to time, on an ex-officio basis.

The Committee meets at least four times a year to consider matters relating to the management of QTC’s employees and human resources issues and human resources policy. The Committee’s role is set out in its Terms of Reference and is to review and report to the Board on:

•	the appropriateness of any new or amended human resources policy

•	amendments to the Employment Terms and Conditions, particularly policy

•	the framework for remuneration and performance reviews

•	employee performance and remuneration, and

•	employee termination.

Board Performance

The Board’s Charter and the Terms of Reference for the Accounts and Audit Committee provide that they shall undertake an annual evaluation of performance. The Terms of Reference for the Risk Management Committee and Human Resources Committee currently do not provide for a review of performance. As part of a review of the Board Committees’ Terms of Reference in the coming year, consideration will be given to providing for a review of performance of all the Board Committees.

Attendance at Board Meetings

The following table details the Board Directors’ attendance at Board and Committee meetings:

	Board	Risk Management Committee#	Accounts and Audit Committee	Human Resources Committee
	Meetings Held: 11	Meetings Held: 4	Meetings Held: 4	Meetings Held: 4
Sir Leo Hielscher	11	4		3
Gerard Bradley	11	4	4	4
Bernie Fraser	8	3	4
Marian Micalizzi	11	4	4
Bill Norton	11	4
Elizabeth Nosworthy*	1	0		1
Shauna Tomkins	10	3

*	Resigned—effective 3 October 2003
#	Bi-monthly meetings July 2003 – February 2004

Communication to Stakeholders

QTC ensures that its key stakeholders are regularly informed of its activities and performance and any material matter pertaining to its activities or performance. This is achieved through regular meetings with, and briefings to, the Minister, the Under Treasurer, our customers, market analysts and institutional investors, as required. Corporate announcements, media releases, strategic initiatives, financial data and presentations regarding its operations are published on QTC’s website (www.qtc.qld.gov.au) for all interested stakeholders.

Ethical Standards

The Board’s corporate governance policies and practices ensure that QTC acts ethically, within appropriate law, policy and convention, and addresses the systems and processes necessary for the proper direction and the management of QTC’s business and affairs.

QTC is committed to observing high standards of integrity and fair dealing in the conduct of its business and to acting with due care, diligence and skill. Our policy requires that QTC and all employees comply with the letter and the spirit of all relevant laws and regulations, industry standards, relevant government policies and QTC’s own policies and procedures.

The Board’s charter provides that the Board is committed to ensuring the effective corporate governance of QTC and will, in performing its responsibilities and exercising its powers at all times, recognise its overriding responsibility to act honestly, fairly, diligently and in accordance with the law. The charter also sets out the standards of behaviour that the Board Directors should strive to achieve, including the obligation to discharge their duties in good faith and honestly in the best interests of QTC with the level of skill and care expected, and to avoid conflicts of interest.

During the year, an enhanced Code of Conduct for all QTC employees was drafted and provided to staff for consultation. This Code is expected to be completed and approved during the coming year.

QTC is a member of the Australian Financial Markets Association (AFMA). All QTC staff are required to adhere to the AFMA Code of Conduct. (Also see Public Sector Ethics Act Implementation, on page 45 of this report).

QTC has also established during the year a Fraud Control Policy and Procedures Manual and updated its fraud risk assessment to assist QTC to eliminate or minimise internally and externally instigated fraud against QTC and to promote ethical conduct within QTC.

Employee Remuneration System

QTC’s new Remuneration System is part of the integrated suite of programs that support QTC’s business strategy, and reflect the market and the environment in which QTC operates. The System aligns with the strategic direction and business goals of the organisation, the operating structure, and reinforces behaviour that is consistent with QTC’s beliefs, culture and style. The system has been designed to be as simple as possible and to ensure that QTC’s cost structure remains consistent with QTC’s corporate objectives.

The objectives of the Remuneration System are:

•	To encourage commitment to the achievement of the organisation’s strategic direction.

•	To reinforce a team based culture, focused on delivering customer value.

•	To reinforce behaviour that is consistent with QTC’s beliefs, culture and style.

•	To motivate high performance.

•	To ensure QTC’s cost structure remains consistent with its Government corporate treasury service provider role.

•	To reward our people for their achievement and contribution.

•	To contribute to the attraction and retention of key staff.

QTC’s reward philosophy is to be market competitive and align with other large conservative financial institutions. Accordingly, QTC has set its remuneration policy line at the market median for large conservative industry organisations.

The new system comprises three parts: Base Remuneration, Team Contribution Rewards, and an Individual Performance Payment.

The Board considers the recommendations of the HR Committee and approves at their discretion the amount of the Chief Executive’s performance payment and the total pool available for distribution to eligible employees. In considering the aggregate amount recommended for payment, the Board takes into account QTC’s organisational performance, governmental requirements and environmental issues.

For details on the at-risk-incentive payments, please refer to the Consolidated Financial Statements.

Auditors

In accordance with the provisions of the Financial Administration and Audit Act 1977, the Queensland Audit Office is the external auditor for QTC. The Queensland Audit Office has the responsibility for providing Queensland’s Parliament with assurances as to the adequacy of QTC’s discharge of its financial and administrative obligations.

PricewaterhouseCoopers is QTC’s internal auditor from 1 July 2002 to 30 June 2005.

Public Sector Ethics Act implementation

Under section 23 of the Public Sector Ethics Act 1994 (Qld), QTC is required to report on action taken to comply with certain sections of the Act. In all of its business, QTC is committed to maintaining high standards of accountability and ethical behaviour.

Codes of conduct

QTC’s Employment Manual, which is available in electronic format to all employees, provides for certain standards of behaviour by employees. The Employment Manual also requires all staff to adhere to the Code of Conduct established by the Australian Financial Markets Association (AFMA), of which QTC is a member.

QTC recognises the importance of establishing appropriate standards of ethical conduct and communicating those standards to its employees and has, during the period under review, drafted enhancements to the Code of Conduct for employees and has consulted with employees about the enhanced Code.

Access

Both the Employment Manual and the AFMA Code of Conduct are available electronically to employees through QTC’s in-house information management system. Each employee is required, at the beginning of their employment and then annually, to declare whether they have read, are aware of, and complied with the obligations in the Employment Manual and the AFMA Code of Conduct.

Inspection

The Code of Conduct in QTC’s Employment Manual, as well as the AFMA Code of Conduct, can be reviewed by contacting QTC’s People Team.

Education and training

Training is provided to all new employees on their ethical obligations under QTC’s Employment Manual and the AFMA Code of Conduct as part of their induction process. Further training will be provided in the coming year for all employees on their ethical obligations.

Procedures and practices

QTC seeks to ensure that all employees understand and have regard to the high standards of ethical behaviour required of them in all aspects of their employment, including in their dealings with customers, other employees and service providers. For example, QTC has a policy and procedures on the appropriate level and type of entertainment expenditure and appropriate giving and receiving of gifts.

Further, QTC has a Compliance Policy and Program that sets out its commitment to observing high standards of integrity and fair dealing in the conduct of its business and to act with due care, diligence and skill. To those ends, QTC and all employees must comply with the letter and the spirit of all relevant laws, regulations, industry standards, relevant government policies and QTC’s own policies and procedures.

Every employee is required to be familiar with the laws, regulations, industry codes and QTC’s own policies and procedures that relate to their employment.

Further, QTC and all employees must ensure that any irregularities that arise are promptly resolved in a manner that minimises financial loss and protects QTC’s reputation.

Whistleblowers Protection Act 1994

The Whistleblowers Protection Act 1994 applies to QTC and protects persons who disclose, to certain entities, information about:

•	official misconduct

•	maladministration

•	dangers to public health or safety, or

•	dangers to the environment.

Section 30(1) of that Act requires QTC to disclose in its annual report statistical information for the report period in respect of each type of information received about the number of disclosures received and the number of disclosures substantially verified.

During the year under review, QTC has not received or substantially verified any disclosures.

Privacy

QTC is committed to protecting the privacy of the personal information that it collects, under the requirements of the Privacy Act. QTC understands and appreciates that individuals are concerned about the privacy of personal information and the confidentiality and security of that information.

QTC has established a privacy plan, which is available on QTC’s website (www.qtc.qld.gov.au), that sets out the personal information that QTC holds and how it deals with that information. For information about how to access and amend your personal information, please refer to ‘Access by members of the community to QTC documents and amendments’ on page 48 of this report.

Statement of Affairs—Freedom of Information Act 1992

This Statement of Affairs is produced pursuant to section 18 of the Freedom of Information Act 1992 (Qld), which provides for the publication of a Statement of Affairs. Section 11(m) of the FOI Act provides that the FOI Act does not apply to QTC in relation to its borrowing, liability and asset management related functions.

Structure and functions

QTC’s structure and functions are outlined in the Role, Chairman’s and Chief Executive’s reports, Adding value to our Customers’ Businesses, Positioning for the Future, and Consolidated Financial Statements sections of this report.

How QTC functions affect members of the community

QTC’s primary focus is providing liability and fund management services and debt management and financial advice to public sector entities.

Our vision is: Efficient and effective financial risk management practices across our customers and the State.

Members of the community can invest in Queensland Bonds that are issued by QTC. QTC also, as the delegate of the Under Treasurer, supervises the Cooperative Housing Societies under the Financial Intermediaries Act 1996.

Arrangements to enable members of the community to participate in the formulation of QTC’s policies and exercise of QTC functions.

While no formal mechanisms are in place, QTC consults interested parties prior to formulating policies and carrying out its functions, as determined appropriate and desirable. As the State’s corporate treasury services provider, QTC does not formulate Government policy but works within the policy frameworks developed by Queensland Treasury and the Government as a whole.

Documents held by QTC

QTC holds the documents necessary to conduct its business, including documents about:

•	employees

•	job applicants

•	contractors, secondees and external service providers

•	directors of QTC, related corporations and other companies

•	cooperative housing societies

•	public sector entities and the advice provided to them by QTC, and

•	management of QTC, including corporate governance.

Pursuant to section 11(m) of the FOI Act, QTC is not required to disclose documents in relation to its borrowing, liability and asset management-related functions.

Documents available to the public

The following QTC documents are available to the public:

•	Inscribed stock register (subject to provisions of Queensland Treasury Corporation Act 1988 and the Queensland Treasury Corporation Regulation 1999)

•	QTC annual and half-yearly reports

•	Information provided on QTC’s web site to members of the public

•	Prospectuses for debt raising

•	Queensland Bonds Prospectus forms

•	Shelf Registration Statement, Forms 18K or 18K/A filed with the US SEC

•	Documentation filed with the Luxembourg Stock Exchange, and

•	Annual Securities Report, Shelf Registration Statements (for primary and secondary issuance) and any amendments, and the Supplemental Document to Shelf Registration Statement filed with the Japanese Kanto Local Finance Bureau.

Literature available by way of subscription or free mailing services

No information is available to the public generally by way of subscription or free mailing service. From time to time, QTC provides its public sector customers with information by email.

List of Boards, committees etc whose meetings are available to the public

QTC does not have Boards or committees whose meetings are available to the public.

Access by Members of the Community to QTC Documents and Amendments

Access and amendment rights are governed by the FOI Act, Information Standard No. 42—Personal Information and the Public Records Act 2002. Further, access to the inscribed Stock Register is governed by the Queensland Treasury Corporation Act 1988 and the Queensland Treasury Corporation Regulation 1999. Access to information held by QTC as delegate of the Registrar under the Financial Intermediaries (FI) Act is also governed by the FI Act and the Financial Intermediaries Regulation 1996.

Anyone who wishes to make an application under the FOI Act, makes that application in writing and addresses it to the FOI officer Queensland Treasury Corporation, GPO Box 1096, Brisbane Qld 4001, or emails it to foiofficer@qtc.com.au or faxes it to 07 3221 4122.

If a staff member wishes to make an amendment with respect to their personal information, they should contact the relevant QTC team member or QTC’s privacy contact officer. QTC may require the staff member to verify their identity and/or provide the request for personal information in writing and to include, in that request, such information as is reasonably necessary to enable QTC to identify the information. The contact details for the privacy contact officer are telephone 07 3842 4739, fax 07 3221 4122 and email to privacyofficer@qtc.com.au.

Overseas Travel

Up to half of QTC’s capital requirements are raised in offshore financial markets. From time to time, these markets are visited by Board Directors and employees to transact business on behalf of QTC. All overseas travel is undertaken in accordance with the Overseas Travel Guidelines endorsed by Queensland Cabinet.

In the year under review, international travel included:

Officer	Country/s Visited	Period	Purpose of Visit
Senior Portfolio Manager	Germany, Spain, USA	8 July – 15 July 2003	Participate in Deutsche Bank’s Annual International Investment Mission and program with offshore investors, involving a series of meetings with offshore central banks and policy authorities

Portfolio Manager	Japan	11 September – 17 September 2003	As part of a larger delegation, meet with Japanese securities houses, financial institutions and QTC’s A$ Global Distribution Group.

Deputy Premier and Treasurer, Ministerial Special Advisor-Treasury, Under Treasurer, Chief Executive, Team Leader Financial Markets	Japan, UK, Germany, Switzerland, Canada, USA	15 September – 26 September 2003	Meet with prime global financial institutions (investors) and QTC’s A$ Global Distribution Group to discuss Queensland’s fiscal and economic position, QTC’s borrowing requirements/capital markets activities, and to gain an appreciation, from leading industry figures, of the drivers of the world economy and any implications for Queensland.

Chief Executive, Team Leader Financial Markets	Philippines, Brunei, Taiwan, Korea, Malaysia, China, Hong Kong, Singapore	22 November – 8 December 2003	Undertake a series of meetings with Asian central banks and prime financial institutions to re-establish a market presence in the Asian region and to canvass funding opportunities.

Team Leader Financial Markets, Senior Portfolio Manager Financial Markets, Portfolio Manager Financial Markets	Japan, Hong, Singapore	25 March 2004 – 2 April 2004	Participate in Deutsche Bank’s International Investment Mission, conduct a performance and activities review of QTC’s Euro-Commercial Panel, and participate in the Pacific Prospects Fixed Linked (Asian) Forum.

Team Leader Financial Markets, Senior Portfolio Manager, Financial Markets	UK, USA	18 April 2004 – 1 May 2004	Participate in Nomura’s Central Bank Seminar 2004 and conduct a performance and activities review of QTC’s A$ Global Distribution Group.

QUEENSLAND’S FISCAL ENVIRONMENT

2004-05 BUDGETED OPERATING RESULT

On an accrual basis, the Queensland State Budget provided for a General Government net operating surplus of $646 million in 2004-05. The General Government forward estimates project continuing strong surpluses over the State Budget forecast horizon, consistent with the fiscal principles outlined in the Charter of Social and Fiscal Responsibility.

General Government Operating Statement

Key Financial Aggregates

(GFS Basis)

	2003-04 Est. Actual $ million	2004-05 Budget $ million	2005-06 Projected $ million	2006-07 Projected $ million	2007-08 Projected $ million
General Government Sector:
Revenue	24,506	24,009	24,765	26,033	27,324
Expenses	22,132	23,363	24,311	25,560	26,842
Net operating balance	2,374	646	454	473	482
Cash surplus/deficit	2,249	1,059	438	600	909
Capital purchases	2,578	2,718	2,690	2,492	2,413
Net worth	69,366	72,464	74,976	77,670	80,336

Source: 2004-05 Queensland Government Budget Papers

General Government Net Operating Balance

Source: 2004-05 Queensland Government Budget Papers

The 2004-05 Budget also provided for a cash surplus of $1,059 million in the General Government sector on a GFS basis.

2003-04 ESTIMATED ACTUAL RESULT

The Estimated Actual General Government net operating result, on a GFS basis for 2003-04, is a $2.374 billion surplus.

The estimated 2003-04 operating surplus reflects the continuing strength of the property market and economy generally with higher taxation revenues, increased investment returns above the long-term assumed rate of return, and upward revisions to GST payments by the Australian Government.

Investment market volatility impacts more on the Queensland Budget than it does for other states. This is in part due to differences in the way Queensland’s public sector superannuation arrangements are structured, with investment returns impacting directly on the operating result as an increase or decrease in revenue associated with the investment of financial assets held to meet future liabilities. If Queensland’s superannuation arrangements were structured on the same basis as that which generally applies in other states, the General Government sector underlying operating result for 2003-04 would be a surplus of $1,437 million.

Balance Sheet

Queensland continues to maintain a strong balance sheet compared with the other states. At 30 June 2005, Queensland’s estimated net debt in the General Government sector is negative, implying a strong net asset position. Queensland’s negative net debt of $3,725 per capita (net financial assets) compares to the average net debt of $253 per capita (net financial liabilities) in the other states.

Net Debt Per Capita as at 30 June 2005

Source: 2004-05 Queensland Government Budget Papers

The State’s net financial asset position remains extremely sound. Based on current projections, the General Government sector will continue to meet the commitment in the Government’s Charter to ensure that financial assets cover all accruing and expected future liabilities in all years through to 30 June 2008.

Queensland has consistently pursued sound long-term fiscal policies such as the full funding of employee superannuation entitlements. The strong balance sheet and high levels of liquidity in the General Government sector clearly demonstrate the success of these policies.

Ratio of Financial Assets to Liabilities Excluding Investments in Public Trading

Enterprises as at 30 June 2005

General Government Sector

Source: 2004-05 Queensland Government Budget Papers

One of the Queensland Government’s key fiscal objectives is to maintain a competitive tax environment while raising sufficient revenue to meet the infrastructure and government service delivery needs of the people of Queensland. In 2004-05, tax collections per capita in Queensland are expected to be $1,614, which compares to an estimated average tax collection of $2,056 for the other states and territories.

Taxation Revenue Per Capita, 2004-05

Source: 2004-05 Queensland Government Budget Papers

QUEENSLAND’S ECONOMIC OUTLOOK

Queensland is estimated to have recorded growth in gross state product of 4% in 2003-04, driven by the strength of the domestic sector. Household consumption is estimated to have grown at a near-record rate, with a strong housing sector and increased consumer wealth, due to the recent rapid increase in house prices, helping underpin spending on consumer durables and other retailing. As a result, Gross State Expenditure, a measure of domestic economic activity, is estimated to have grown by 8 1/2%, the strongest growth since the Expo-led boom in the late 1980s.

In contrast, net exports are anticipated to detract substantially (5 1/4 percentage points) from Queensland’s overall growth in 2003-04. Strong consumer spending, along with continued growth in business investment, has boosted growth in imports during the year. Meanwhile, the higher A$ exchange rate and the ongoing impact of the drought restrained export growth.

Queensland’s economic growth is forecast to strengthen to 4 1/4% in 2004-05. The composition of growth is also predicted to change over the coming year, with a general easing in the growth of domestic activity being more than offset by an improvement in the trade sector. Consumption growth is forecast to return to a more sustainable rate while dwelling investment is forecast to remain unchanged in 2004-05. Furthermore, net exports are anticipated to detract only one percentage point from overall growth in 2004-05, with a continued recovery in the global economy, increasing demand for commodities and a partial recovery from the drought bolstering growth in exports, while an easing in domestic demand should lead to a moderation in import growth.

Contributions to Growth in Queensland’s Gross State Product

Notes:

Contributions for 2003-04 represent estimated actuals while contributions for 2004-05 represent forecasts.

Source: Queensland Treasury

Consumer Price Index (CPI) inflation in Queensland is expected to average 3% in 2003-04. Domestic pressures have driven inflation in Queensland in 2003-04, with rapid increases in housing costs contributing almost 70% of the increase in the Brisbane CPI over the year to March quarter 2004. The ongoing impact of the drought on fruit and vegetable prices and increasing health costs have also pushed the level of consumer prices higher over the year. Partially offsetting many of the domestic pressures has been the steady appreciation of the A$ until early 2004, which has put downward pressure on import prices. Inflation is forecast to moderate to 2½% in 2004-05, in line with the impact on domestic prices of an easing in drought conditions and a moderation in growth of housing activity.

Employment growth in Queensland has remained strong in 2003-04, reflecting the performance of many of Queensland’s labour-intensive industries. Employment is estimated to have increased by 3 1/4% (almost 60,000 jobs) in 2003-04, lowering the unemployment rate to 6¼%—its lowest year average rate in over two decades. Jobs growth of 2 1/4% is forecast to match labour force growth in 2004-05, leaving the year average unemployment rate unchanged at 6 1/4% in the coming year.

SIGNIFICANT ECONOMIC OUTCOMES DURING 2003-04

•	The Queensland economy is estimated to have grown by 4% in 2003-04, higher than the estimated growth of 3 3/4% nationally.

•	Household consumption in Queensland is estimated to have risen by 8 1/2%, representing the highest growth rate since 1989-90.

•	Total employment in Queensland is estimated to have increased by 3 1/4% in year-average terms, compared with estimated growth of 1 3/4% nationally.

•	The year-average State unemployment rate is estimated to have fallen by around one percentage point to 6 1/4%, its lowest rate since 1981-82.

•	Dwelling investment in Queensland continued to grow strongly in 2003-04, at 12 1/2%, more than double the rate of growth estimated nationally (6%).

•	Population growth is estimated to have strengthened to 2 1/4%, compared with expected 1 1/4% growth nationally.

Key Economic Variables 2003-04

Notes:

All figures represent estimated actuals.

Source: Queensland Treasury and Commonwealth Treasury

CONSOLIDATED FINANCIAL STATEMENTS

For the Year Ended 30 June 2004

Statement of Financial Performance

For the Year Ended 30 June 2004

	Note	2004 $000	2003 $000
Revenue from Ordinary Activities
Interest Income	2	740,232	2,364,228
Fees - management	3	22,144	24,318
- professional		505	873
- other		452	405
Amortisation of cross border lease deferred income		8,705	7,234
Transfer from provision for basis risk		—	11,000
Write back of provisions - co-operative housing societies		670	702
Gain on sale of property, plant and equipment		147	—
Other income		112	101

Total Revenue from Ordinary Activities		772,967	2,408,861

Expenses from Ordinary Activities
Interest Expense	2	708,176	2,323,650
Administration expenses	4	28,403	24,555
Realised loan losses co-operative housing societies		558	513
Loss on sale of property, plant and equipment		—	45

Total Expenses from Ordinary Activities		737,137	2,348,763

Operating surplus from ordinary activities before payment in lieu of income tax		35,830	60,098
Payment in lieu of income tax	6	12,553	13,176

Operating surplus from ordinary activities after payment in lieu of income tax		23,277	46,922

Total changes in equity other than those resulting from transactions with owners as owners		23,277	46,922
Retained surplus at the beginning of the financial year		157,151	150,479

Total available for appropriation		180,428	197,401
Distribution to Consolidated Fund		—	(33,000)
Aggregate of amounts transferred to reserves	18	(11,524)	(7,250)

Retained surplus at the end of the financial year		168,904	157,151

The accompanying notes form part of these financial statements.

Queensland Treasury Corporation	Consolidated Financial Statements	1

Statement of Financial Position

As at 30 June 2004

	Note	2004 $000	2003 $000
Assets
Cash assets	7	168	82
Other financial assets	8	9,006,926	7,119,399
Receivables	9	37,273	35,842
Prepayments		456	378
Onlendings	10	17,714,737	19,670,526
Property, plant and equipment	13	48,488	36,740
Tax assets	6	1,381	3,344

Total Assets		26,809,429	26,866,311

Liabilities
Deposits	14	4,692,442	4,194,787
Payables	15	168,786	225,600
Interest bearing liabilities	16	21,702,155	22,219,443
Tax liabilities	6	11,319	15,188
Provisions	17	2,876	2,663
Other		8	64

Total Liabilities		26,577,586	26,657,745

Net Assets		231,843	208,566

Equity
Reserves	18	62,939	51,415
Retained surplus		168,904	157,151

Total Equity		231,843	208,566

The accompanying notes form part of these financial statements.

Queensland Treasury Corporation	Consolidated Financial Statements	2

Statement of Cash Flows

For the Year Ended 30 June 2004

		Note	2004 $000	2003 $000
	Cash Flows from Operating Activities
Interest income	-onlendings		515,153	1,703,087
Investment income	-financial assets		454,745	429,932
	-other		5,728	1,463
Fees	-management		22,186	24,113
	-professsional		1,053	307
	-arrangement		—	(95)
	-other		453	396
	GST paid to suppliers		(4,545)	(5,726)
	GST refunds from ATO		4,848	5,116
	GST paid to ATO		(3,007)	(3,894)
	GST received from customers		2,982	3,785
	Interest from interest bearing liabilities		(1,255,802)	(1,484,557)
	Income distributions to depositors		(239,078)	(166,808)
	Administration expenses		(27,644)	(22,338)
	Payment in lieu of income tax		(14,460)	(49,000)

	Net Cash Inflow (Outflow) from Operating Activities	19	(537,388)	435,781

	Cash Flows from Investing Activities
	Proceeds from sale of other financial assets		32,410,812	35,343,231
	Payments for other financial assets		(34,374,472)	(34,778,251)
	Net onlendings		1,812,726	(1,125,854)
	Payments for property, plant and equipment		(18,656)	(30,080)
	Proceeds from sale of property, plant and equipment		544	203

	Net Cash Inflow (Outflow) from Investing Activities		(169,046)	(590,751)

	Cash Flows from Financing Activities
	Proceeds from interest bearing liabilities		45,830,698	31,195,767
	Repayment of interest bearing liabilities		(45,569,632)	(31,655,251)
	Net deposits		478,344	614,475
	Fees collected on behalf of Consolidated Fund		110	14
	Distribution to Consolidated Fund		(33,000)	—

	Net Cash Inflow (Outflow) from Financing Activities		706,520	155,005

	Net Increase (Decrease) in Cash Held		86	35

	Cash at the beginning of the year		82	47

	Cash at the End of the Year	7	168	82

The accompanying notes form part of these financial statements.

Queensland Treasury Corporation	Consolidated Financial Statements	3

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004

Queensland Treasury Corporation	Consolidated Financial Statements	4

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

1.	Summary of Significant Accounting Policies

The principal accounting policies adopted by Queensland Treasury Corporation (QTC) are stated to assist in a general understanding of the accounts.

(a)	Basis of Accounts

QTC is constituted under the Queensland Treasury Corporation Act 1988 (the “Act”) with the Under Treasurer designated as the corporation sole under section 5(2) of the Act.

The financial statements are a general purpose financial report that have been prepared in accordance with applicable Australian Accounting Standards, the Financial Management Standard 1997 issued pursuant to the Financial Administration and Audit Act 1977, and other mandatory professional reporting requirements (Urgent Issues Group Consensus Views).

(b)	Principles of Consolidation

QTC in preparing these financial statements does not make the division between parent entity and consolidated entities. This is because QTC is a corporation sole and all transactions are performed through either controlled or associated entities or through delegated power given to the Capital Markets Board. As a consequence, the parent entity concept for financial reporting does not provide additional information.

The accounts comprise consolidated accounts of QTC and Sunshine Locos Pty. Limited.

All internal transactions and any profits/losses resulting from these transactions together with internal contra transactions are eliminated.

The cost method of accounting is used for all acquisitions of assets. Cost is determined as the fair value of the assets given up at the date of acquisition plus costs incidental to the acquisition.

(c)	Foreign Currency

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after taking into account interest rates and accrued interest.

In relation to borrowings covered by swaps denominated in foreign currencies, both the loan and the underlying swap are valued at the relevant swap yield existing on balance date.

Where transactions involve forward foreign exchange, the amount payable or receivable under the forward exchange contract is also adjusted to reflect forward rates of exchange applicable at balance date.

Exchange gains/losses are brought to account in the Statement of Financial Performance.

Queensland Treasury Corporation	Consolidated Financial Statements	5

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

1.	Summary of Significant Accounting Policies continued

(d)	Financial Instruments

QTC’s accounting policies, including the terms and conditions of financial assets and financial liabilities are listed below.

Other Financial Assets

Other financial assets are valued at market value at balance date. Unrealised gains or losses arising from this valuation policy are brought to account in the Statement of Financial Performance.

Money market deposits are amounts of money lent to financial institutions from overnight to 7 days on which interest is paid to the lender at the end of the month.

Discount securities are instruments which are purchased at a discount. Interest and principal on these securities are paid on maturity.

Commonwealth and State securities are issued by the Commonwealth Government and the central financing authorities of each Australian State. The issuer contracts to pay the holder the face value of the security on maturity and a series of interest payments during the term to maturity.

Floating rate notes have coupons which are paid at the end of each interest period. The interest rate is set at the start of each interest period at a margin based on a short term reference interest rate.

Medium term notes are unsecured debt instruments which have either a fixed or floating coupon and a maturity tailored to meet the investor’s requirements.

Fixed interest deposits and letters of credit are amounts lent to institutions for set periods on which interest is paid to the lender based on a fixed rate.

Other investments include other bonds and debentures and futures deposits. Other bonds and debentures are securities where the face value is paid on maturity and interest payments are paid during the term to maturity. Futures deposits vary daily based on the deposit required for the open positions. Interest is paid on these deposits.

Receivables

Receivables other than the cross border lease deferred benefit are recognised at cost. The deferred benefit represents the present value of the expected future benefit.

Onlendings

Onlendings with the exception of loans to cooperative housing societies are included in the Statement of Financial Position at their redemption value which is representative of market value. The majority of onlendings are made from debt pools. Each pool is designed to match a borrowing for a given term to maturity. Refer to note 1(g). Loans to cooperative housing societies are based on the balance of each housing society’s loans to its members adjusted where necessary for a specific provision for impairment.

Queensland Treasury Corporation	Consolidated Financial Statements	6

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

1.	Summary of Significant Accounting Policies continued

(d)	Financial Instruments continued

Repurchase Agreements

Securities which are sold under agreements to repurchase remain as an investment whilst the obligation to repurchase is disclosed as a deposit (refer note 14).

Deposits

Deposits are accepted to either the Working Capital Facility (11AM Fund) or the Cash Fund for portfolio management. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the Statement of Financial Position represents the market value of deposits held at balance date.

Stock lending and repurchase agreement deposits are accepted at an agreed interest rate and are held as security for stock lent.

Payables

Payables are recognised as amounts to be paid in the future for goods and services received whether or not billed.

Interest Bearing Liabilities

Interest bearing liabilities are recorded at market value at balance date. Any unrealised gains and losses arising from changes in market value are taken to the Statement of Financial Performance.

Treasury notes are short term discount securities where the principal and interest are paid on maturity.

Australian bonds include QTC’s domestic bonds and public bonds. Interest payments are made during the term of the bond and the face value is paid on maturity.

Credit foncier loans are loans where principal amounts and interest are paid during the course of the loan with some having balloon payments on maturity.

State Debt to the Commonwealth represents credit foncier loans made by the Commonwealth under Loan Council Agreements with the State. All loans have a floating interest rate.

Commercial paper is a negotiable short term instrument in the form of a promissory note. The paper is issued at a discount and interest and principal are paid at maturity.

Overseas bonds include global bonds and eurobonds. Interest payments are made during the term of the bonds and the face value is paid on maturity. Global bonds are Australian dollar denominated bonds issued overseas. A eurobond is any bond denominated in any currency issued outside the borrower’s domestic market.

Queensland Treasury Corporation	Consolidated Financial Statements	7

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

1.	Summary of Significant Accounting Policies continued

(d)	Financial Instruments continued

Medium-term notes are unsecured debt instruments which have either a fixed or floating coupon and a maturity tailored to meet the investor’s requirements.

Private placements are discrete issues with interest paid during the term and the principal paid at maturity.

Derivatives

Derivatives are used to hedge either financial assets or liabilities and are recorded at market value at balance date. Gains and losses on derivatives are accounted for on the same basis as the underlying physical exposures being hedged. The market values of all derivatives are recorded as financial assets or financial liabilities in the Statement of Financial Position.

Futures contracts are agreements to buy or sell a standard quantity of a specific financial instrument at a future date at a price agreed at the outset between two parties. Futures are exchange traded.

Forward rate agreements are agreements between two parties to set an interest rate for a specified future period that will apply to a notional amount.

Forward exchange contracts are agreements between two parties to exchange the amount of one currency for an amount of another at a specific future date.

Cross currency swaps are agreements which provide for the exchange of payments denominated in one currency for those denominated in another.

Interest rate swaps are contracts in which two parties agree to make future exchanges of interest payments within the same currency. These payments are based on a common notional principal.

Credit Derivatives including credit default swaps and synthetic collateralised debt obligations are contractual agreements designed to transfer credit risk from one party to another. By synthetically creating or eliminating credit exposures, they allow institutions to more effectively manage credit risks.

(e)	Net Fair Value

The carrying value of cash assets, receivables, onlendings, payables and deposits is their net fair value. With the exception of loans to cooperative housing societies, the net fair value of other financial assets and financial liabilities is the market value which has been derived utilising accepted financial market methodologies and using quoted market rates and exchange rates at balance date. The net fair value of loans to cooperative housing societies is described in note 1(d) under Onlendings.

Queensland Treasury Corporation	Consolidated Financial Statements	8

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

1.	Summary of Significant Accounting Policies continued

(f)	Lease Arrangements

Lease payments on minor operating leases are charged as expenses in the period in which they are incurred. Incentives received on entering into operating leases are recognised as liabilities. Lease payments are allocated between rental expense and reduction of the liability.

(g)	Debt Pooling Policy

Under the Debt Pool Agreements, QTC assumes debt service responsibility for loans issued in the name of participants and in turn each participant makes a quarterly debt service contribution based on the market value of their debt outstanding at the time of the agreement.

The quarterly contributions have been calculated to meet day to day interest costs of the debt pool and to extinguish the debt over an agreed period. Contributions may be varied following new loan advances or early repayment of redemption. Unrealised gains/losses in the value of debt pool liabilities each quarter are brought to account in the Statement of Financial Performance and as a decrease/increase in the asset Onlendings in the Statement of Financial Position.

(h)	Reserves

The basis risk reserve has been created to provide for the probability of loss occurring due to QTC borrowings being in excess of its loans to clients. These loans are managed in either the Fixed Interest Funding Pool or Floating Rate Funding Pool. The excess borrowings are needed to enable QTC to manage debt pools and liquidity, and are hedged through the purchase of assets. Gains/losses may occur due to interest yields on borrowings not moving in exactly the same manner as interest yields on assets. Basis risk has been measured using the value at risk methodology. QTC is confident at 99% that the accumulated loss in the Fixed Interest Funding Pool over a 10 business day period will be no greater than the value of the reserve for the Fixed Interest Funding Pool. Further at 99% confidence, the accumulated loss in the Floating Rate Funding Pool over a 20 business day period will be no greater than the value of the reserve for the Floating Rate Funding Pool.

QTC’s Cash Fund and Working Capital Fund are capital guaranteed to the extent that in the event of a credit failure in any one month, QTC guarantees there will be no erosion of a customer’s capital being the deposit balance at the start of the month adjusted for any deposits or withdrawals during the month. To reduce the impact of a credit failure on retained earnings, QTC sets aside a certain proportion of its fees earned from the Cash Fund and Working Capital Fund and credits this amount to the Credit Risk Reserve. This Reserve will be utilised if the credit event results in there being a shortfall between the guaranteed capital and the investments of either Fund.

The remaining reserves are maintained for general purposes.

Queensland Treasury Corporation	Consolidated Financial Statements	9

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

1.	Summary of Significant Accounting Policies continued

(i)	Interest Income and Interest Expense

The recognition of investment income and borrowing costs includes net realised gains/losses from the sale of investments (interest income) and the preredemption of borrowings (interest expense) together with the net unrealised gains/losses arising from holding investments and certain onlendings (interest income) and net unrealised gains/losses from borrowings (interest expense). These unrealised gains/losses are a result of revaluing to market daily.

The majority of onlendings are provided to customers on a pooled fund basis. Interest costs are allocated to customers based on the daily movement in the market value of the pooled fund. With the exception of fixed rate loans, interest charged to clients includes unrealised gains and losses (refer note 2).

(j)	Profits/Losses

Unless otherwise determined by the Governor in Council, the Queensland Treasury Corporation Act 1988 requires that all profits shall accrue to the benefit of Consolidated Fund and all losses shall be the responsibility of Consolidated Fund.

(k)	Income Recognition – Cross Border Leases

The portion of the cross border lease income received which is regarded as an advisory fee for the transaction is recognised on receipt. The balance of income received is deferred and amortised over the term of each lease.

(l)	Property, Plant and Equipment

Property, plant and equipment are included at cost and are depreciated on a straight line basis over their estimated useful lives commencing from the date of acquisition. The gain or loss on disposal of all non-current assets is determined as the difference between the written down value at the time of disposal and the proceeds on disposal, and is recognised in the Statement of Financial Performance.

(m)	Payment in Lieu of Income Tax

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended).

QTC makes a payment in lieu of income tax to the Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by the Capital Markets Board.

In calculating the payment in lieu of income tax expense, tax effect accounting principles are adopted for income received and expenses paid in relation to the management and administration of clients’ borrowings and deposits as well as for advisory services and structured finance transactions. A payment in lieu of income tax expense in the Statement of Financial.

Queensland Treasury Corporation	Consolidated Financial Statements	10

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

1.	Summary of Significant Accounting Policies continued

(m)	Payment in Lieu of Income Tax continued

Performance is matched with the accounting profit after allowing for permanent differences. Income tax on net cumulative timing differences is set aside to the accounts, Provision for Deferred Income Tax and Future Income Tax Benefit at the rates which are expected to apply when the timing differences reverse. For all other QTC operations on which a payment in lieu of income tax is made, tax effect accounting principles are not applied.

QTC’s subsidiaries are defined as state and territory bodies under section 24AO of the Income Tax Assessment Act 1936 and as a consequence are exempt from Commonwealth tax under section 24AM of this Act.

(n)	Employee Entitlements

Sick Leave

No provision is made for sick leave entitlements as these entitlements are not vested and the sick leave taken during any financial year is not expected to exceed normal usage of sick leave credits.

Annual Leave and Long Service Leave

Amounts payable to employees for their pro-rata entitlement to recreation leave and long service leave are accrued annually based on entitlements at the end of the year. The entitlement is reported as a liability and is the amount unpaid at reporting date at current pay rates grossed up by a payroll on-cost factor.

(o)	Retirement Benefits

Contributions made by QTC to employee contributory superannuation funds (to provide benefits for employees and their dependants on retirement, disability or death) are charged to the Statement of Financial Performance. QTC is not responsible for any shortfalls.

(p)	Acquisitions of Assets

The cost method of accounting is used for all acquisitions of assets. Cost is determined as the fair value of the assets given up at the date of acquisition plus costs incidental to the acquisition.

(q)	Provisions for Impaired Loans

In recent years QTC has, at the direction of the Queensland Government, acquired loans provided to a number of cooperative housing societies at a cost equivalent to book value. At the time of acquisition, there were a number of non performing loans. Specific provisions have been made where full recovery of principal and interest are considered doubtful based on the net realisable value of the underlying security. Such loans are treated as impaired assets and categorised as non accrual loans as set out and explained in note 12.

Queensland Treasury Corporation	Consolidated Financial Statements	11

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

1.	Summary of Significant Accounting Policies continued

(r)	Rounding

Amounts have been rounded to the nearest thousand dollars except for note 29 which is rounded to the nearest million dollars and note 30 which is in whole dollars.

(s)	Comparative Figures

Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current year.

(t)	Adoption of Australian Equivalents to International Financial Reporting Standards

Australia is currently preparing for the introduction of International Financial Reporting Standards (IFRS) effective for financial years commencing 1 January 2005. The adoption of Australian equivalents to IFRS will be first reflected in QTC’s financial statements for the half-year ending 31 December 2005 and the year ending 30 June 2006.

QTC’s management, along with its auditors, are assessing the significance of these changes and preparing for their implementation. An IFRS project team has been established to oversee and manage the economic entity’s transition to IFRS and to identify possible implications on policies, procedures, systems and financial impacts arising from such changes.

The transition to IFRSs for QTC involves:

•	Understanding the new reporting requirements and how this differs to current Australian reporting requirements

•	Identifying changes relevant to QTC and understanding the impact, both financially and operationally

•	Communication of these impacts to the business and other stakeholders

•	Development of new internal policies and procedures to ensure compliance

•	Implementing procedures to ensure that the IFRSs are fully complied with

Queensland Treasury Corporation	Consolidated Financial Statements	12

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

1.	Summary of Significant Accounting Policies continued

(t)	Adoption of Australian Equivalents to International Financial Reporting Standards continued

QTC’s management are of the opinion that the key areas of QTC’s accounting policies where potential differences may arise from the adoption of IFRS and which require further investigation are :

Potential Accounting Policy Change	Treatment Under IFRS	Treatment Under Current Accounting Policies
Classification of Financial Instruments	All derivative instruments will be recorded in the balance sheet at fair value with changes in the fair value recorded in the income statement.	The majority of financial instruments are recorded in the statement of financial position at market value. Changes in fair value are recorded in the statement of financial performance.

Property, Plant and Equipment

The residual values of assets and hence depreciation rates are to be reviewed annually.

Revaluation increments and decrements relating to revalued property, plant and equipment will be recognised on an individual asset basis.

Residual values are established when the asset is acquired. Due to their recent acquisition, valuation adjustments to individual or classes of assets have not been required.

Income Tax	Deferred tax balances are to be calculated using the “balance sheet” method, which calculates the temporary or timing differences based on the carrying amounts of an entity’s assets and liabilities in the balance sheet and their associated tax bases.	Deferred tax balances are calculated using the income statement method, where items are only tax-effected if they are included in the determination of pre-tax accounting profit or loss and/or taxable income or loss and current and deferred taxes cannot be recognised directly in equity. Refer note 1(m).

The above should not be regarded as a complete list of potential changes in accounting policies that may result from the transition to Australian equivalents to IFRS, as not all standards have been analysed as yet, and some decisions have not yet been made where choices of accounting policies are available.

A detailed timetable has been established to ensure that the 31 December 2005 and 30 June 2006 financial statements are fully compliant with IFRS and this is currently on schedule. The dollar values of any changes identified cannot be reliably estimated at the date of preparation of this financial report.

Queensland Treasury Corporation	Consolidated Financial Statements	13

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

2.	Interest Income and Interest Expense

	For the year ended 30 June 2004
	Interest $000	Net unrealised gain/loss $000	Net realised gain/loss $000	Total Interest $000
Interest Income
Australia
Money market deposits	59,192	(4)	—	59,188
Discount securities	177,813	68	(267)	177,614
Commonwealth and State securities	152,578	(48,811)	(63,420)	40,347
Floating rate notes	70,917	(41)	271	71,147
Other investments	19, 905	(2, 476)	—	17,429
Interest rate swaps	(1,237)	4,318	—	3,081
Forward rate agreements	—	(1,570)	(739)	(2,309)
Onlendings*	514,254	(142,240)	(277)	371,737
Overseas
Medium term notes	—	—	—	—
Floating rate notes	376	(5)	(1)	370
Cross currency swaps	1,243	10	—	1,253
Credit derivatives	223	152	—	375

	995,264	(190,599)	(64,433)	740,232

Interest Expense
Australia
Deposits	239,935	(2)	—	239,933
Treasury notes	32,167	(30)	(85)	32,052
Bonds	674,329	(516,694)	27,432	185,067
Floating rate notes	10,503	14	—	10,517
Credit foncier loans	512	(391)	—	121
State Debt to the Commonwealth	5,743	286	—	6,029
Interest rate swaps	(47,097)	58,887	—	11,790
Forward rate agreements	—	(76)	2,815	2,739
Futures	—	357	(10,609)	(10,252)
Overseas
Commercial paper	16,951	(4,615)	—	12,336
Bonds	379,365	(199,121)	(25,696)	154,548
Medium term notes	35,452	(19,244)	(2,939)	13,269
Private placement	8,951	(7,542)	(563)	846
Cross currency swaps	13,748	(1,967)	—	11,781
Forward exchange contracts	3	(91,325)	125,917	34,595
Other
Registration and Issue Costs	1,819	—	—	1,819
Commissions on Futures	986	—	—	986

	1,373,367	(781,463)	116,272	708,176

Queensland Treasury Corporation	Consolidated Financial Statements	14

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

2.	Interest Income and Interest Expense continued

	For the year ended 30 June 2003
	Interest $000	Net unrealised gain/loss $000	Net realised gain/loss $000	Total Interest $000
Interest Income
Australia
Money market deposits	39,751	1	—	39,752
Discount securities	177,654	415	77	178,146
Commonwealth and State securities	109,017	20,493	121,679	251,189
Floating rate notes	45,398	228	—	45,626
Other investments	10,787	4,989	391	16,167
Interest rate swaps	(8,085)	2,127	—	(5,958)
Forward rate agreements	—	1,346	5,989	7,335
Onlendings*	1,698,303	128,544	—	1,826,847
Overseas
Medium term notes	3,298	(2,059)	(95)	1,144
Floating rate notes	1,100	(32)	2	1,070
Cross currency swaps	409	2,409	92	2,910

	2,077,632	158,461	128,135	2,364,228

Interest Expense
Australia
Deposits	166,527	2	—	166,529
Treasury notes	38,274	31	—	38,305
Bonds	753,474	444,683	178,792	1,376,949
Floating rate notes	23,890	20	—	23,910
Credit fonciers loans	535	249	10	794
State Debt to the Commonwealth	9,015	1	—	9,016
Interest rate swaps	26,625	(8,428)	—	18,197
Forward rate agreements	—	375	(581)	(206)
Futures	—	(344)	(20,704)	(21,048)
Overseas
Commercial paper	30,505	(135,640)	—	(105,135)
Bonds	339,992	212,384	51,662	604,038
Medium term notes	17,081	2,080	3,079	22,240
Private placement	12,492	(13,275)	48	(735)
Cross currency swaps	683	13,250	—	13,933
Forward exchange contracts	(13)	(111,410)	285,311	173,888
Other
Registration and issue costs	1,825	—	—	1,825
Commissions on futures	1,150	—	—	1,150

	1,422,055	403,978	497,617	2,323,650

*	The majority of onlendings are provided to customers on a pooled fund basis. Interest costs are allocated to customers based on the daily movement in the market value of the pooled fund. Except for fixed rate loans, the interest from onlendings figure includes unrealised gains and losses which reflects the amount charged to clients (refer note 1 (i)).

In periods of rising interest rates, the market value of the funding pool will fall leading to lower interest income from onlendings. During the year ended 30 June 2004, interest rates increased in comparison to the previous year when rates fell, leading to a substantial decrease in interest income for the period.

Queensland Treasury Corporation	Consolidated Financial Statements	15

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

3.	Management Fees

Management fees represent income earned from the management of various assets and liabilities. A further amount of $6.505 million (2003 $5.812 million) derived from interest rate margins on certain managed funds and pools has been included under interest income.

4.	Administration Expenses

	2004 $000	2003 $000
Salaries and related costs	13,268	12,477
Consultant fees (i)	2,675	3,951
Outsourced services (ii)	1,090	1,056
Depreciation on property, plant and equipment	6,511	2,193
Computer and maintenance charges	664	889
Property charges including rental	1,170	909
External audit fees	282	273
Internal audit fees	393	474
Staff training and development	469	312
Investor and market relations program	374	381
Other administration expenses	1,507	1,640

		28,403	24,555

(i)	Consultants’ Fees
	Legal costs professional/technical	1,152	1,293
	Electricity modelling	—	933
	Information technology	354	433
	Contractors/secondment	524	850
	Finance/accounting	217	81
	Human resource management	283	194
	Management	22	—
	Communications	76	91
	Other	47	76

		2,675	3,951

(ii)	Outsourced Services
	Information services	641	626
	Registry charges	85	96
	Economic services	128	105
	Domestic and international clearing charges	117	125
	Bank charges	64	53
	Other	55	51

		1,090	1,056

Queensland Treasury Corporation	Consolidated Financial Statements	16

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

5.	Average Financial Assets’ and Liabilities’ Balance and Related Interest

The following tables show the average balance for each of the major categories of interest earning assets and interest bearing liabilities, the amount of interest revenue or expense and the average interest rate. Averages are based on monthly balances which are representative of QTC’s operations during the relevant period. In relation to onlendings, except for fixed rate loans, total interest includes unrealised gains and losses which reflects the amount charged to clients (refer note 1(i) and note 2).

	2004
	Total Interest $000	Average Balance $000	Average Rate %
Average Assets and Interest Income
Australia
Money market deposits	59,192	1,229,639	4.81
Discount securities	177,813	3,392,194	5.24
Commonwealth and State securities	152,578	2,820,307	5.41
Floating rate notes	70,917	1,298,152	5.46
Other investments	19,905	226,106	8.80
Interest rate swaps	(1,237)	#	#
Onlendings	514,254	18,729,737	2.75
Overseas
Medium term notes	—	—	—
Floating rate notes	376	27,829	(1)1.35
Cross currency swaps	1,243	#	#
Credit derivatives	223	#	#

	995,264

Average Liabilities and Interest Expense
Australia
Deposits	239,935	4,702,102	5.10
Treasury notes	32,167	653,711	4.92
Bonds	674,329	12,926,308	5.22
Floating rate notes	10,503	217,880	4.82
Credit foncier loans	512	5,156	9.94
State Debt to the Commonwealth	5,743	129,249	4.44
Interest rate swaps	(47,097)	#	#
Overseas
Commercial paper	16,951	943,576	(1)1.80
Bonds	379,365	6 898,515	5.50
Medium term notes	35,452	758,799	(1)4.67
Private placement	8,951	211,259	(1)4.24
Cross currency swaps	13,748	#	#
Forward contracts*	3	#	#
Other
Registration and issue costs	1,819	#	#
Commissions on futures	986	#	#

	1,373,367

*	Includes net foreign exchange loss of $0.003 million.

#	Not applicable

(1)	A substantial proportion of these instruments is sourced in foreign currencies. All foreign currency exposure is hedged though the use of cross currency swaps and forward exchange contracts. The net exposure to foreign currencies is detailed in note 20(d). The average interest for these instruments should be read in conjunction with interest on cross currency swaps and forward exchange contracts.

Queensland Treasury Corporation	Consolidated Financial Statements	17

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

5.	Average Financial Assets’ and Liabilities’ Balance and Related Interest continued

	2003
	Total Interest $000	Average Balance $000	Average Rate %
Average Assets and Interest Income
Australia
Money market deposits	39,751	983,384	4.04
Discount securities	177,654	3,615,495	4.91
Commonwealth and State securities	109,017	1,968,264	5.54
Floating rate notes	45,398	918,949	4.94
Fixed interest deposits and letters of credit	—	—	—
Other investments	10,787	163,452	6.60
Interest rate swaps	(8,085)	#	#
Forward rate agreements	—	#	#
Onlendings	1,698,303	19,142,984	8.87
Operating rights	—	—	—
Overseas
Medium term notes	3,298	56,890	(1)5.80
Floating rate notes	1,100	55,993	(1)1.97
Cross currency swaps	409	#	#

	2,077,632

Average Liabilities and Interest Expense
Australia
Deposits	166,527	3,551,606	4.69
Treasury notes	38,274	837,963	4.57
Bonds	753,474	13,105,972	5.75
Floating rate notes	23,890	502,446	4.75
Credit foncier loans	535	5,988	8.93
State Debt to the Commonwealth	9,015	196,088	4.60
Interest rate swaps	26,625	#	#
Overseas
Commercial paper	30,505	1,415,942	(1)2.15
Bonds	339,992	6,088,316	5.58
Medium term notes	17,081	349,994	(1)4.88
Private placement	12,492	262,687	(1)4.76
Cross currency swaps	683	#	#
Forward contracts*	(13)	#	#
Other
Registration and issue costs	1,825	#	#
Commissions on futures	1,150	#	#

	1,422,055

*	Includes net foreign exchange loss of $0.013 million.

#	Not applicable

(1)	A substantial proportion of these instruments is sourced in foreign currencies. All foreign currency exposure is hedged though the use of cross currency swaps and forward exchange contracts. The net exposure to foreign currencies is detailed in note 20(d). The average interest for these instruments should be read in conjunction with interest on cross currency swaps and forward exchange contracts.

Queensland Treasury Corporation	Consolidated Financial Statements	18

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

6.	Payment in Lieu of Income Tax

		2004 $000	2003 $000
(a)	The prima facie tax on operating surplus from ordinary activities is reconciled to the payment in lieu of income tax in the accounts as follows:
	Operating surplus from ordinary activities before payment in lieu of income tax	35,830	60,098
	Operating (surplus)/deficit from ordinary activities not subject to income tax (refer note 1(m))	5,985	(16,177)

	Operating surplus from ordinary activities subject to income tax	41,815	43,921

	Prima facie amount payable on operating surplus from ordinary activities subject to income tax at 30%:	12,544	13,176
	Tax effect of non-allowable items	9	—

	Payment in lieu of income tax	12,553	13,176

(b)	Payment in lieu of income tax comprises amounts set aside as:
	Income tax attributable to current year	10,927	14,385
	Income tax attributable to future years:
	- Provision for deferred income tax	(336)	382
	- Future income tax benefit	1,962	(1,591)

	Payment in lieu of income tax	12,553	13,176

(c)	Provision for income tax movement:
	Balance at 1 July	14,460	49,075
	Payment in lieu of income tax attributable to current year	10,927	14,385
	Payment in lieu of income tax to Queensland Treasury	(14,460)	(49,000)

	Balance at 30 June	10,927	14,460

(d)	Tax Assets:
	Future income tax benefit	1,381	3,344

(e)	Tax Liabilities:
	Provision for deferred income tax	392	728
	Provision for income tax	10,927	14,460

		11,319	15,188

7.	Cash Assets

Cash Assets includes only those funds held at bank and does not include money market deposits.

Queensland Treasury Corporation	Consolidated Financial Statements	19

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

8.	Other Financial Assets

	2004 $000	2003 $000
Australia
Money market deposits	1,376,788	1,099,484
Discount securities	2,591,702	2,743,835
Commonwealth and State securities*	3,075,319	2,108,553
Floating rate notes	1,643,652	902, 932
Other investments	321,121	215, 898
Interest rate swaps	(1,614)	(4, 498)
Forward rate agreements	(207)	1, 364
Overseas
Floating rate notes	—	47, 955
Cross currency swaps	—	3, 876
Credit derivatives	165	—

	9,006,926	7,119,399

The total includes investments made to manage

•	deposits of $ 4,692.442 million (2003 $4,194.787 million),

•	surpluses and reserves of $231.843 million (2003 $208.566 million),

•	cross border lease deferred income of $153.533 million (2003 $159.580 million),

The remaining investments are used to facilitate yield curve management or result from QTC borrowing in advance of requirements.

*	QTC maintains holdings of its own stocks. These holdings have been excluded from both Other Financial Assets and Interest Bearing Liabilities (refer note 16).

9.	Receivables

	2004 $000	2003 $000
Cross border lease deferred benefit	34,206	33,139
Accrued interest and investment income	431	674
GST Receivable	250	528
Operating Leases	1,486	—
Sundry debtors	900	1, 501

	37,273	35,842

Queensland Treasury Corporation	Consolidated Financial Statements	20

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

10.	Onlendings

	Note	2004 $000	2003 $000
Government departments and agencies		2,712,055	3,169,475
Government owned corporations		10,172,148	11,260,251
Local government		2,699,239	2,866,752
Tollway companies		960,994	1,068,682
QTC related entities(1)		490,731	542,123
Statutory bodies		645,170	685,380
Cooperative housing society loans		22,186	48,669
Provisions for impaired loans	11 & 12	(85)	(1,616)
Other bodies		12,299	30,810

		17,714,737	19,670,526

(1)	Included in the above figure is an onlending to DBCT Holdings Pty Ltd to fund the purchase and lease of operating rights to the Dalrymple Bay Coal Terminal (refer note 14 and note 27). The onlending is offset by a deposit of $456 million (2003 $509 million) held by QTC on behalf of the lessee of the terminal (refer note 14).

11.	Provisions for Impaired Loans

	2004 $000	2003 $000
Specific Provisions
Opening Balance	1,616	4,904
Write back of provisions	(670)	(702)
Bad debts written off	(861)	(2,586)

Closing Balance	85	1,616

12.	Asset Quality

Impaired assets consist of non accrual loans and restructured loans in respect of co-operative housing societies. Non accrual loans are loans for which there is reasonable doubt about the recovery of principal and interest and therefore provisions for impairment are recognised. Restructured loans consist of loans where the original contractual terms have been modified as a concession to the borrowers and revised terms are not comparable with those for new loans of similar risk.

Past due loans are loans where principal and or interest are at least 90 days in arrears but full recovery of principal and interest is expected.

Queensland Treasury Corporation	Consolidated Financial Statements	21

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

12.	Asset Quality continued

The following table provides an analysis of QTC’s impaired assets and related disclosures mentioned above. There were no restructured loans at 30 June 2004.

	2004 $000	2003 $000
Non Accrual Loans
With specific provisions	1,862	5,006
Less specific provisions for impaired loans	85	1,616

Net non accrual loans	1,777	3,390

Past due loans	2,473	2,172

13.	Property, Plant and Equipment

	2004 $000	2003 $000
Gross property, plant and equipment	60,778	44,514
Less accumulated depreciation	12,290	7,774

Net property, plant and equipment	48,488	36,740

Represented by
Information technology equipment	15,215	11,112
Less accumulated depreciation	8,330	5,438

	6,885	5,674

Furniture, fittings and office equipment	31,141	32,505
Less accumulated depreciation	3,427	2,106

	27,714	30,399

Property	—	442
Less accumulated depreciation	—	35

	—	407

Plant and Machinery	14,421	455
Less accumulated depreciation	532	195

	13,889	260

Net property, plant and equipment	48,488	36,740

Queensland Treasury Corporation	Consolidated Financial Statements	22

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

13.	Property, Plant and Equipment continued

Reconciliations of the carrying amounts for each class of Property, Plant and Equipment are set out below:

Description	Information technology equipment $000	Furniture, fittings and office equipment $000	Property $000	Plant and Machinery $000	Total $000
Carrying Amount at 1/7/2003	5,674	30,399	407	260	36,740
Acquisitions	4,395	286	—	13,967	18,648
Disposals	(41)	—	(347)	—	(388)
Depreciation	(3,143)	(2,971)	(60)	(338)	(6,512)

Carrying Amount at 30/6/2004	6,885	27,714	—	13,889	48,488

14.	Deposits

	2004 $000	2003 $000
Fund Management
Government departments and agencies	1,632,048	1,441,788
Government owned corporations	876,721	850,653
Local government	1,066,443	868,838
Statutory bodies	379,805	368,682
QTC related entities	8,617	33,042
Other depositors(1)	512,646	585,080

	4,476,280	4,148,083
Stock lending	216,162	22,078
Repurchase agreements	—	24,626

	4,692,442	4,194,787

(1)	Includes a security deposit of $456 million (2003 $509 million) held on behalf of the lessee of the Dalrymple Bay Coal Terminal.

15.	Payables

	2004 $000	2003 $000
Cross border lease deferred income	153,533	159,580
Distribution to Consolidated Fund	—	33,000
Cross border lease payables	—	2,659
Interest	12,515	21,722
Administration expenses	2,265	8,292
Other creditors	473	347

	168,786	225,600

Queensland Treasury Corporation	Consolidated Financial Statements	23

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

16.	Interest Bearing Liabilities

	2004 $000	2003 $000
Australia
Treasury notes	29,685	1,041,672
Bonds	12,084,409	13,279,951
Floating rate notes	100,958	504,524
Credit foncier loans	5,731	6,706
State Debt to the Commonwealth	67,942	182,285
Interest rate swaps	18,728	(25,136)
Forward rate agreements	(113)	(37)

	12,307,340	14,989,965

Overseas
Commercial paper (a)	511,943	976,824
Bonds (b)	8,039,105	5,231,635
Medium term notes (c)	738,834	698,433
Private placement	139,599	240,324
Cross currency swaps	(1,391)	24,212
Forward exchange contracts	(33,275)	58,050

	9,394,815	7,229,478

	21,702,155	22,219,443

(a)	Includes $25.587 million (2003 $132.233 million) of commercial paper borrowed in the Euro Australian dollar commercial paper markets.

(b)	Consists of $8 039.105 million (2003 $5 231.635 million) of global bonds which are borrowed in the United States domestic and Euro bond markets in Australian dollars.

(c)	Includes $715.689 million (2003 $565.739 million) borrowed in the United States domestic and Euro medium term note markets in Australian dollars.

The offshore sourced debt results in net exposure to the following currencies after accounting for derivatives. Details of QTC’s exposure to foreign currencies and the derivatives used to hedge this exposure are disclosed in note 20(d).

	2004 $000	2003 $000
Australian dollars	9,394,815	7,229,478

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988 and in respect of borrowings undertaken under the name of the Queensland Government Development Authority under the Statutory Bodies Financial Arrangements Act 1982. Other debt for which QTC has assumed debt service responsibility has been guaranteed under the appropriate Act which covered each borrowing at the time the loan was raised.

Queensland Treasury Corporation	Consolidated Financial Statements	24

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

17.	Provisions

	2004 $000	2003 $000
Employee entitlements	2,758	2,623
Other	118	40

	2,876	2,663

18. Reserves

	2004 $000	2003 $000
General Reserve
Opening balance	39,082	39,082

Closing balance	39,082	39,082

Credit Risk Reserve
Opening balance	5,833	5,084
Transfer from Retained Surplus	3,024	749

Closing balance	8,857	5,833

Basis Risk Reserve
Opening balance	6,500	—
Transfer from Retained Surplus	8,500	6,500

Closing balance	15,000	6,500

Total Reserves	62,939	51,415

Movements during the year
Credit Risk Reserve	3,024	750
Basis Risk Reserve	8,500	6,500

	11,524	7,250

Queensland Treasury Corporation	Consolidated Financial Statements	25

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

19.	Notes to the Statement of Cash Flows

(a)	Reconciliation of Operating Surplus after Payment in Lieu of Income Tax to Net Cash Inflow from Operating Activities

	2004 $000	2003 $000
Operating surplus from ordinary activities after payment in lieu of income tax for year	23,277	46,922
Non-cash flows in operating surplus
Interest bearing liabilities net unrealised (gain) loss	(777,435)	404,398
Interest bearing liabilities net unrealised exchange (gain) loss	8,752	134,076
Onlendings net unrealised (gain) loss	142,240	(128,544)
Other financial assets net unrealised (gain) loss	49,146	(28,039)
Other financial assets net unrealised exchange (gain) loss	280	707
Deposits net unrealised (gain) loss	(2)	2
Depreciation of property, plant and equipment	6,511	2,193
Net gain on sale of property, plant and equipment	(147)	45
Realised loan losses co-operative housing societies	558	513
Doubtful debts expense co-operative housing societies	(670)	(702)
Changes in assets and liabilities
Interest bearing liabilities net accrued interest	47,463	(43,765)
Interest bearing liabilities net discount/premium	(57,133)	158,704
Onlendings net accrued interest	670	1,394
Onlendings net discount/premium	—	2,511
Other financial assets net accrued interest	(11,259)	(5,860)
Other financial assets net discount/premium	56,422	(70,614)
Deposits net accrued interest	857	(283)
Decrease (increase) in receivables	(1,143)	(2,816)
Decrease (increase) in prepayments	(75)	(40)
Increase (decrease) in payables	(23,951)	11,398
Increase (decrease) in provisions	214	(10,499)
Increase (decrease) in income tax equivalent payable	(3,533)	(34,616)
Increase (decrease) in provision for deferred income tax	(336)	383
Increase (decrease) in other liabilities	(57)	(96)
Decrease (increase) in future income tax benefit equivalent	1,963	(1,591)

Net cash inflow (outflow) from operating activities	(537,388)	435,781

(b)	Cash Flows Presented on a Net Basis

Cash flows arising from the following activities are presented on a net basis in the statement of cash flows:

•	loan advances to and redemptions from borrowing authorities

•	receipt and withdrawal of client deposits

•	money market and other deposits

Queensland Treasury Corporation	Consolidated Financial Statements	26

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

20.	Financial Instruments and Risk Management

(a)	Derivative Financial Instruments

Derivatives namely swaps, forward rate agreements, futures and forward exchange contracts are used in the normal course of business for portfolio management purposes. They may be used to hedge exposure to fluctuations in interest rates or exchange rates, and to deliver either long term floating rate exposure or long term fixed rate exposure.

(b)	Interest Rate Risk

QTC is a portfolio manager and manages each portfolio based on a duration benchmark. To minimise the risk of non parallel yield curve movements, QTC allocates portfolio cash flows to a series of time periods and calculates the duration for each of these time periods against the benchmark duration for each of these periods.

QTC enters into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk.

In most instances, interest rate swaps are utilised to change the interest rate profiles of medium to long term fixed rate borrowings to floating rate borrowings at rates that are lower than those available to QTC if short term borrowings were utilised. It also ensures a medium to long term source of floating rate funding. At times, floating to fixed swaps are undertaken to generate a fixed rate term funding profile. Under interest rate swaps, QTC agrees with other parties to exchange at specified intervals the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount.

Forward rate agreements are used by QTC to lock in a guaranteed return on known cash flows as and when they fall due or to manage the duration of a particular pool or fund.

Futures contracts are used primarily for the same purpose as forward rate agreements. These contracts have little credit risk as organised exchanges are the counterparties.

QTC’s exposure as at 30 June 2004 to interest rate risk and the effective interest rates of financial assets and financial liabilities are shown in the following table. All assets and liabilities are shown by the earlier of maturity or contractual repricing dates and at face value except for derivatives which are shown at notional amount and debt pool onlendings which are based on cash flows relating to the repayment of market value onlendings outstanding. Notional principal amounts of derivatives represent the contract or face value of these derivatives. The notional amounts do not represent amounts exchanged by parties. The amounts to be exchanged are calculated with reference to the notional principal and other terms of the derivatives including interest rates, exchange rate and securities’ prices.

The weighted average effective interest rate is the rate effective as at 30 June 2004.

Queensland Treasury Corporation	Consolidated Financial Statements	27

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

20.	Financial Instruments and Risk Management continued

(b)	Interest Rate Risk continued

	As at 30 June 2004 Contractual repricing/maturing date
Financial Instruments	0 to 3 months $000	3 to 6 months $000	6 to 12 months $000	1 to 5 years $000	Over 5 years $000	Non interest bearing $000	Total $000	Weighted average rate %
Financial Assets
Australia
Cash Assets	168	—	—	—	—	—	168	5.39
Money market deposits	1,371,610	—	—	—	—	—	1,371,610	5.36
Discount securities	2,582,728	20,000	—	—	—	—	2,602,728	5.48
Commonwealth and State securities	—	—	—	150,979	2,795,634	—	2,946,613	6.00
Floating rate notes	1,633,950	—	—	—	—	—	1,633,950	5.77
Other investments	22,531	—	20,000	250,000	25,000	—	317,531	5.91
Receivables	—	—	—	—	—	36,843	36,843	#
Onlendings	(1)(532,860)	238,665	3,741,059	2,535,610	11,732,262	—	17,714,736	6.15
Overseas
Floating rate notes	—	—	—	—	—	—	—

Total financial assets	5,078,127	258,665	3,761,059	2,936,589	14,552,896	36,843	26,624,179

Financial Liabilities
Australia
Deposits	(4,691,480)	—	—	—	—	—	(4,691,480)	5.39
Payables	—	—	—	—	—	(15,253)	(15,253)	#
Tax liabilities	—	—	—	—	—	(10,927)	(10,927)	#
Floating rate notes	(100,000)	—	—	—	—	—	(100,000)	5.40
Treasury notes	(30,000)	—	—	—	—	—	(30,000)	5.33
Bonds	(37,451)	(27,365)	(2,430,060)	(3,326,284)	(5,982,804)	—	(11,803,964)	5.80
Credit foncier loans	—	(37)	(8)	(324)	(4,302)	—	(4,671)	5.93
State debt to the Commonwealth	(67,650)	—	—	—	—	—	(67,650)	5.29
Overseas
Commercial paper	(513,461)	—	—	—	—	—	(513,461)	2.29	*
Bonds	—	—	(2,000,620)	(1,807,977)	(3,957,704)	—	(7,766,301)	5.76
Medium term notes	—	—	(20,000)	(624,487)	(102,000)	—	(746,487)	5.88	*
Private placement	(133,514)	—	—	—	—	—	(133,514)	0.04	*

Total financial liabilities	(5,573,556)	(27,402)	(4,450,688)	(5,759,072)	(10,046,810)	(26,180)	(25,883,708)

Derivatives
Futures	(743,500)	(598,000)	1,200,000	—	141,500	—	—	#
Interest rate swaps	(4,638,593)	285,135	2,067,000	2,726,500	(366,329)	—	73,713	#
Forward rate agreements	350,000	(350,000)	—	—	—	—	—	#
Forward exchange contracts	29,480	8	3,323	112	—	—	32,923	#
Cross currency swaps	(27,504)	—	—	23,477	—	—	(4,027)	#

Total derivatives	(5,030,117)	(662,857)	3,270,323	2,750,089	(224,829)	—	102,609

Net mismatch	(5,525,546)	(431,594)	2,580,694	(72,394)	4,281,257	10,663	843,080

Cumulative mismatch	(5,525,546)	(5,947,140)	(3,376,446)	(3,448,840)	832,417	843,080

#	no rate applicable

*	The weighted average rate for foreign currency denominated securities is the closing 30 June foreign currency interest rate for the particular security. All foreign currency borrowings and investments are hedged to Australian dollars through the use of forward exchange contracts and cross currency swaps resulting in a rate close to that achieved for similar instruments denominated in Australian dollars.

(1)	The balance of client offset deposits held exceeds the debt outstanding in the 0-3 months maturity group.

Queensland Treasury Corporation	Consolidated Financial Statements	28

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

20.	Financial Instruments and Risk Management continued

(b)	Interest Rate Risk continued

	As at 30 June 2003 Contractual repricing/maturing date
Financial Instruments	0 to 3 months $000	3 to 6 months $000	6 to 12 months $000	1 to 5 years $000	Over 5 years $000	Non interest bearing $000	Total $000	Weighted average rate %
Financial Assets
Australia
Cash assets	82	—	—	—	—	—	82	4.86
Money markets deposits	1,095,218	—	—	—	—	—	1,095,218	4.81
Discount securities	2,743,654	10,000	—	—	—	—	2,753,654	4.83
Commonwealth and State securities	—	—	—	501,000	1,379,834	—	1,880,834	4.93
Floating rate notes	899,432	—	—	—	—	—	899,432	5.15
Other investments	74,483	—	10 000	125,000	—	—	209,483	4.80
Receivables	—	—	—	—	—	35 842	35,842	#
Onlendings	225,368	318,439	496 137	6,703,813	11,941,737	—	19,685,494	5.44
Overseas
Floating rate notes	—	47,911	—	—	—	—	47,911	1.47	*

Total financial assets	5,038,237	376,350	506,137	7,329,813	13,321,571	35,842	26,607,950

Financial Liabilities
Australia
Deposits	(4,194,681)	—	—	—	—	—	(4,194,681)	4.86
Payables	—	—	—	—	—	(66 020)	(66,020)	#
Tax liabilities	—	—	—	—	—	(14 460)	(14,460)	#
Floating rate notes	(500,000)	—	—	—	—	—	(500,000)	4.74
Treasury notes	(995,000)	(50,000)	—	—	—	—	(1,045,000)	4.72
Bonds	(24,811)	(21,102)	(74,478)	(6,326,387)	(5,929,700)	—	(12,376,478)	4.87
Credit foncier loans	(9)	(1)	(130)	(529)	(4,595)	—	(5,264)	5.02
State debt to the Commonwealth	(181,019)	—	—	—	—	—	(181,019)	4.54
Overseas
Commercial paper	(653,948)	(146,353)	(180,876)	—	—	—	(981,177)	1.78	*
Bonds	—	—	—	(2,444,867)	(2,428,120)	—	(4,872,987)	4.85
Medium term notes	—	(132,719)	—	(408,000)	(145,000)	—	(685,719)	4.01	*
Private placement	—	—	(100,051)	(125,064)	—	—	(225,115)	0.09	*

Total financial liabilities	(6,549,468)	(350,175)	(355,535)	(9,304,847)	(8,507,415)	(80,480)	(25,147,920)

Derivatives
Futures	(934,900)	900,000	100,000	(36,400)	(28,700)	—	—	#
Interest rate swaps	(462,420)	300,000	90,000	803,000	(646,329)	—	84,251	#
Forward rate agreements	(150,000)	150,000	—	—	—	—	—	#
Forward exchange contracts	(33,838)	(13,805)	(18,424)	2,417	—	—	(63,650)	#
Cross currency swaps	(191,304)	(66,325)	100,051	125,064	—	—	(32,514)	#

Total derivatives	(1,772,462)	1,269,870	271,627	894,081	(675,029)	—	(11,913)

Net mismatch	(3,283,694)	1,296,045	422,229	(1,080,953)	4,139,127	(44,638)	1,448,117

Cumulative mismatch	(3,283,694)	(1,987,648)	(1,565,419)	(2,646,372)	1,492,755	1,448,117

#	no rate applicable

*	The weighted average rate for foreign currency denominated securities is the closing 30 June foreign currency interest rate for the particular security. All foreign currency borrowings and investments are hedged to Australian dollars through the use of forward exchange contracts and cross currency swaps resulting in a rate close to that achieved for similar instruments denominated in Australian dollars.

Queensland Treasury Corporation	Consolidated Financial Statements	29

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

20.	Financial Instruments and Risk Management continued

(c)	Credit Exposure

Credit exposure is QTC’s estimate of its potential loss at balance date in relation to derivative contracts and investments in the event of non-performance by all counterparties. The credit exposure for derivative contracts is calculated utilising the value at risk methodology which takes into account the current market value, duration, term to maturity and interest rate and/or exchange rate volatility. The credit exposure for investments is the market value at balance date provided in note 8. Credit risk exposures related to derivative financial instruments are listed below.

	Credit Exposure
	2004 $000	2003 $000
Interest rate swaps	501,573	359,536
Forward rate agreements	3,534	1,128
Forward exchange contracts	126,627	86,701
Cross currency swaps	24,360	70,853
Credit derivatives	81,607	—

Whilst there is a significant concentration of credit risk with the finance and investment industry, QTC limits exposures to individual counterparties based on the counterparty’s rating and size. Counterparties for onlendings with the exception of Suncorp-Metway Ltd, cooperative housing societies and primary producer cooperatives are principally Queensland Government sector entities for which either an explicit government guarantee exists or there is implicit government support. There is a specific Queensland Government guarantee in place for the Suncorp-Metway Ltd loans.

QTC maintains a ratings based approach in determining maximum credit exposures to counterparties. The size of the balance sheet of the counterparty and the size of its fund raising programs are also taken into account when determining limits. Counterparty exposure by rating for all derivatives and investments is listed below.

	Credit Exposure
Rating	2004%	2003%
AAA	57	62
AA+	4	3
AA	4	6
AA-	21	15
A+	9	10
A	4	2
A-	1	2

Queensland Treasury Corporation	Consolidated Financial Statements	30

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

20.	Financial Instruments and Risk Management continued

(d)	Foreign Exchange Risk Management

QTC enters into both forward exchange contracts and cross currency swaps to manage the exposure of foreign currency borrowings and offshore investments to fluctuations in exchange rates. QTC borrows offshore to gain access to additional sources of low cost funding and to diversify its exposure to investors.

The following table summarizes the hedging effect that cross currency swaps and forward exchange contracts have had on face value offshore borrowings and investments stated in Australian Dollars.

	Borrowings		Offshore Investments		Cross Currency Swaps		Forward Exchange Contracts		Net Exposure
	2004 $000	2003 $000	2004 $000	2003 $000	2004 $000	2003 $000	2004 $000	2003 $000	2004 $000	2003 $000
USD	(254,047)	(657,579)	—	47,907	—	(47,907)	254,047	657,579	—	—
YEN	(133,514)	(357,834)	—	—	133,514	357,834	—	—	—	—
HKD	—	(52,826)	—	—	—	—	—	52,826	—	—
GBP	(65,397)	—	—	—	—	—	65,397	—	—	—
EUR	(168,218)	(128,485)	—	—	—	—	168,218	128,485	—	—
NZD	(23,477)	(8,739)	—	—	23,477	—	—	8,739	—	—
AUD	(8,515,111)	(5,559,487)	—	—	(161,018)	(342,437)	(456,949)	(913,745)	(9,133,078)	(6,815,669)

(e)	Liquidity Risk

Liquidity risk arises from the possibility that QTC may be unable to settle a transaction on the due date. QTC has an extensive range of funding facilities in place to prevent this situation from occurring (refer note 29).

(f)	Risk Management Policies

All portfolio management activities are conducted within Board approved policy. Robust systems are in place for the management of risk. Compliance is monitored closely. The financial risk management process, including credit reviews of counterparties and total credit exposure, is performed by teams separate from the teams transacting and is subject to review by the Risk Management Team (comprising management representatives) and the Risk Management Committee. The Risk Management Committee was established during 2002 and comprises the entire Board. Members of QTC’s Risk Management Team are invited to attend Committee meetings as required.

Queensland Treasury Corporation	Consolidated Financial Statements	31

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

21.	Maturity Analysis of Monetary Assets and Liabilities

With the exception of debt pool onlendings and deposits, the maturity analysis below has been calculated based on cash flows relating to the repayment of the principal (face value) amount outstanding at balance date and contractual terms. Debt pool onlendings are based on cash flows relating to the payment of market value. Deposits on account of the Cash Fund and Working Capital Facility (11AM Fund) are repayable at call whilst deposits held as security for stock lending and repurchase agreements are repayable when the security is lodged with QTC.

	Maturity period at 30 June 2004
	At call $000	0 to 3 months $000	3 to 12 months $000	1 to 5 years $000	Over 5 Years $000	Not specified $000	Total $000
Assets
Other financial assets	1,390,065	2,676,803	111,500	1,429,955	3,264,109	—	8,872,432
Onlendings	—	(1)(532,860)	3,979,724	2,535,610	11,732,262	—	17,714,736

Total monetary assets	1,390,065	2,143,943	4,091,224	3,965,565	14,996,371	—	26,587,168

Liabilities
Deposits	4,476,279	215,201	—	—	—	—	4 691,480
Interest bearing liabilities	—	714,426	4,645,741	5,759,072	10,046,811	—	21,166,050

Total monetary liabilities	4,476,279	929,627	4,645,741	5,759,072	10,046,811	—	25,857,530

(1)	The balance of client offset deposits held exceeds the debt outstanding in the 0-3 months maturity group.

	Maturity period at 30 June 2003
	At call $000	0 to 3 months $000	3 to 12 months $000	1 to 5 years $000	Over 5 Years $000	Not specified $000	Total $000
Assets
Other financial assets	1,095,218	2,904,137	83,731	1,053,804	1,749,642	—	6,886,532
Onlendings	—	225,368	814,576	6,703,813	11,941,725	—	19,685,482

Total monetary assets	1,095,218	3,129,505	898,307	7,757,617	13,691,367	—	26,572,014

Liabilities
Deposits	4,172,694	21,987	—	—	—	—	4,194,681
Interest bearing liabilities	—	1,693,296	1,299,551	9,372,497	8,507,416	—	20,872,760

Total monetary liabilities	4,172,694	1,715,283	1,299,551	9,372,497	8,507,416	—	25,067,441

Queensland Treasury Corporation	Consolidated Financial Statements	32

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

22.	Concentrations of Borrowings and Deposits

There are no material concentrations of borrowings as these funds are raised from diversified sources through various facilities disclosed under funding facilities in note 29. Managed fund depositors are Queensland Government sector entities. These deposits are invested in either QTC’s Cash Fund or Working Capital Facility (11AM Fund) which have a large core of liquid investments. Deposits for Stock Lending and Repurchase Agreements are invested in the Working Capital Facility (11AM Fund) which can be liquidated daily at no cost.

23.	Contingent Liabilities

The following contingent liabilities existed at balance date:

•	A total of $1,243 million (2003 $641 million) of Queensland Treasury Corporation inscribed stock was lent to various financial institutions. These stock loans form part of QTC’s total credit exposure to these financial institutions (refer note 25).

•	With regard to certain cross border lease transactions, QTC has assumed responsibility for a significant portion of the transaction risk. If certain events occur, QTC could be liable to make additional payments under the transactions. However external advice and history to date indicate the likelihood of these events occurring is remote. In addition, QTC has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Expert external advisors consider, that unless exceptional and extreme circumstances arise, QTC will not be required to make a significant payment under these guarantees and indemnities.

•	To facilitate the merger of the former State owned financial institutions, Suncorp and QIDC with Metway Bank Ltd, QTC provided guarantees relating to certain obligations of the Queensland Government and Suncorp General Insurance Ltd. These guarantees are supported by counter indemnities from the Treasurer on behalf of the State of Queensland.

•	QTC has provided guarantees relating to the trading activities of Ergon Energy, Energex and Enertrade, Queensland Government owned corporations, and their subsidiaries, in the National Electricity Market to the value of $320.7 million (2003 $398.9 million) which are supported by counter indemnities from these Queensland Government owned corporations.

•	QTC has provided guarantees to the value of $66.5 million (2003 $132.8 million) to support the commercial activities of various Queensland public sector government entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

•	To provide support in relation to the sale by Tarong Electricity Corporation Ltd of a 50% share in the Tarong North Power Station, QTC provided a guarantee of certain payment obligations of Tarong Electricity Corporation Ltd under the transaction together with providing an irrevocable put option for 50% of the power station exercisable by the option holder under certain circumstances. This guarantee and put option are supported by an indemnity from Tarong Electricity Corporation Ltd and an indemnity from the Treasurer for and on behalf of the State of Queensland.

Queensland Treasury Corporation	Consolidated Financial Statements	33

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

24.	Commitments

Operating Lease Commitments

	2004 $000	2003 $000
Payable
Not longer than 1 year	992	933
Longer than 1 year but not longer than 5 years	3,209	3,227
Longer than 5 years	2,738	3,384

	6,939	7,544

25.	Stock Lending

In support of an active trading and pricing market for QTC stock, QTC lends stock to various financial institutions. QTC’s stock lending policy ensures that all such transactions are covered by appropriate credit arrangements: credit limits; cash securities; or the lodgement of collateral securities.

Stock lent which forms part of QTC’s exposure to a financial institution is reported as a contingent liability (refer note 23). In situations where the financial institution does not have an approved exposure or the limit of the exposure has been reached, the financial institution must either pledge stock which has a market value 10% greater than QTC stock, or deposit cash equivalent to the market value of QTC stock lent.

At 30 June 2004, there was no stock lent (2003 nil) in return for pledged stock whilst $211 million (2003 $20.2 million) of QTC stock was lent with cash held as security. Cash held was $216.162 million (2003 $22.078 million).

26.	Investments in Controlled Entities

Name of Entity	Class of Shares	Equity Holding
		2004	2003
Sunshine Locos Pty. Limited	Ordinary	100%	100%

Sunshine Locos Pty Limited company has issued capital of 2 ordinary shares of $1 each with two fully paid shares on issue. The company has been dormant throughout the period.

Queensland Treasury Corporation	Consolidated Financial Statements	34

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

27.	Investments in Companies

Investments in the following companies are held at cost:

Name	Principal Activities	Beneficial Interest 2004%	Voting Rights 2004%	Beneficial Interest 2003%	Voting Rights 2003%
Queensland Treasury Holdings Pty Ltd	Holding company for a number of subsidiaries and investments	40	24	40	24

Nickel Resources North Queensland Pty Limited (in liquidation) *	Management of investments	40	24	40	24

DBCT Holdings Pty Ltd*	Owns & leases bulk coal port facilities in North Queensland	20	12	20	12

South East Queensland Water Corporation *	Owns & operates bulk water storage facility in South East Queensland	8	4.8	8	4.8

*	Beneficial interest and voting rights in the company are held indirectly through QTC’s holdings in Queensland Treasury Holdings Pty Ltd.

28.	Segment Information

QTC operates predominantly in the finance and investment industry through liability and fund management activities. Liability management activities relate to the borrowing of funds to finance the capital works programs of the State and the management of these borrowings so as to achieve the lowest cost to borrowers. The fund management activities of QTC relate to the investment of the short term surpluses of these bodies in order to achieve the highest possible return for a given level of risk.

QTC operates in Queensland, Australia.

Queensland Treasury Corporation	Consolidated Financial Statements	35

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

29.	Funding Facilities

Facility	Limit	Face Value on Issue 30 June 2004 $M	Face Value on Issue 30 June 2003 $M
Domestic Treasury Note	Unlimited	A$130	A$1,045
Domestic A$ Bond	Unlimited	A$12,720	A$13,053
Global A$ Bond	A$10,000M	A$7,766	A$4,892
Multicurrency US Commercial Paper	US$1,500M	—	US$135
Multicurrency Euro Commercial Paper	US$3,000M	US$310	US$465
Multicurrency Euro Medium-Term Note	US$3,000M	US$506	US$417
Multicurrency US Medium-Term Note	US$500M	—	—

30.	Remuneration of Officers

(a)	Remuneration of Board and Committee Members

Details of the nature and amount of each major element of the remuneration of the Board Members are:

	Salary & Fees		Other Benefits		Total
	2004	2003	2004	2003	2004	2003
Sir Leo Hielscher	69,002	69,001	8,094	7,844	77,096	76,845
Gerard Bradley*	46,200	46,200	—	—	46,200	46,200
Marian Micalizzi	30,085	27,577	—	—	30,085	27,577
Bernie Fraser (retired 30 June 2004)	28,886	28,885	—	—	28,886	28,885
Dr William Norton (retired 30 June 2004)	25,071	22,981	—	—	25,071	22,981
Shauna Tomkins	25,071	25,071	—	—	25,071	25,071
Elizabeth Nosworthy (resigned 3 October 2003)	10,028	30,084	—	—	10,028	30,084

Other benefits include reimbursement of telephone expenses and the provision of a car park. The Chairman also has access to an office and secretarial support.

*	Remuneration is paid to Queensland Treasury and remitted to the Consolidated Fund.

Queensland Treasury Corporation	Consolidated Financial Statements	36

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

30.	Remuneration of Officers continued

(b)	Remuneration of Executive Officers

Executive Officers are those officers who are members of the Organisation Management Team involved in the strategic direction, general management or control of the business at an organisational level.

Details of the nature and amount of each major element of the remuneration of the Executive Officers are:

	Salary & Fees		Other Benefits		Total
	2004	2003	2004	2003	2004	2003
Chief Executive Officer	431,270	417,247	8,229	8,114	439,499	425,361
Team Leader - Financial Markets	288,203	276,518	4,202	2,739	292,405	279,257
Organisational Coordinator	223,496	215,039	6,817	6,680	230,313	221,719
Organisational Coordinator	223,496	214,895	6,459	6,406	229,955	221,301
Organisational Coordinator	180,952	174,030	6,220	6,164	187,172	180,194

Executive officers’ Salary and Fees include salary, superannuation and salary sacrificed benefits but exclude any at-risk performance payments for which they may be eligible and changes in annual leave entitlements. Other benefits include reimbursement of telephone expenses and motor vehicle costs.

(c)	Aggregate At-Risk Performance Incentive Remuneration

	Year of Assessment
	2004	2003
Aggregate At-Risk Performance Incentive Remuneration	$1,125,006	$9,36,111
Aggregate Remuneration (including At-Risk Performance Incentive Remuneration) paid to Employees to whom a Performance Payment was paid	$11,006,455	$9,439,258
Number of Employees to whom a Performance Payment was paid	104	93

31.	Other Director and Executive Disclosures

Transactions

Directors and executives held directorships with the following entities with which QTC conducted commercial transactions during the year. These transactions included the provision of investment, advisory, banking and company secretarial services and were in the normal course of business and on commercial terms and conditions.

•	Queensland Treasury of which Gerard Bradley is Under Treasurer

•	Q Super of which Gerard Bradley is Chairman of the Board of Trustees

•	Stanwell Corporation Limited of which Elizabeth Nosworthy is Chairman

Queensland Treasury Corporation	Consolidated Financial Statements	37

Notes to and Forming Part of the Financial Statements

For the year ended 30 June 2004 continued

31.	Other Director and Executive Disclosures continued

•	General Property Trust of which Elizabeth Nosworthy is a Director of its responsible entity GPT Management Limited

•	Macquarie University of which Dr William Norton was a Professor and Director of the Macquarie University Applied Finance Centre

•	Prime Infrastructure Management Limited of which Elizabeth Nosworthy is Chairman

•	Queensland Investment Corporation of which Marian Micalizzi is a Director

•	Enertrade of which Marian Micalizzi is a Director

•	Queensland Nickel Resources North Queensland Pty Ltd, Queensland Treasury Holdings Pty Ltd and SGH Limited, all controlled entities of QTC, of which Gerard Bradley, Stephen Rochester, QTC’s Chief Executive, and Neil Castles, Organisational Coordinator, are Directors

•	Islander Board of Industry and Service of which Neil Castles is a Director

Queensland Treasury Corporation	Consolidated Financial Statements	38

Certificate of the Queensland Treasury Corporation

The foregoing annual financial statements have been prepared pursuant to the provisions of the Financial Administration and Audit Act 1977 and other prescribed requirements.

We certify that in our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects, and

(ii)	the foregoing annual financial statements have been drawn up so as to present a true and fair view, in accordance with prescribed accounting standards, of the transactions of the Queensland Treasury Corporation for the period 1 July 2003 to 30 June 2004 and of the financial position as at the close of that year.

G P Garrett	S R Rochester	G P Bradley
Team Leader Corporate Services	Chief Executive	Queensland Treasury Corporation

Brisbane

August 2004

Queensland Treasury Corporation	Consolidated Financial Statements	39

Independent Audit Report

to Queensland Treasury Corporation

Scope

The financial statements

The financial statements of Queensland Treasury Corporation consist of the statement of financial performance, statement of financial position, statement of cash flows, notes to and forming part of the financial statements and certificates given by the Under Treasurer-Queensland Treasury as the corporation sole, Chief Executive and Team Leader Corporate Services for the year ended 30 June 2004.

The corporation sole’s responsibility

The corporation sole is responsible for the preparation and true and fair presentation of the financial statements, the maintenance of adequate accounting records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the financial statements.

Audit approach

As required by law, an independent audit was conducted in accordance with QAO Auditing Standards to enable me to provide an independent opinion whether in all material respects the financial statements are presented fairly, in accordance with the prescribed requirements, including any mandatory financial reporting requirements as approved by the Treasurer for application in Queensland.

Audit procedures included -

•	examining information on a test/sample basis to provide evidence supporting the amounts and disclosures in the financial statements,

•	assessing the appropriateness of the accounting policies and disclosures used and the reasonableness of significant accounting estimates made by the Board,

•	obtaining written confirmation regarding the material representations made in conjunction with the audit, and

•	reviewing the overall presentation of information in the financial statements.

Independence

The Financial Administration and Audit Act 1977 promotes the independence of the Auditor-General and QAO authorised auditors.

The Auditor-General is the auditor of all public sector entities and can only be removed by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which powers are to be exercised.

The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

Audit Opinion

In accordance with section 46G of the Financial Administration and Audit Act 1977 -

(a)	I have received all the information and explanations which I have required; and

(b)	in my opinion -

(i)	the prescribed requirements in respect of the establishment and keeping of accounts have been complied with in all material respects; and

(ii)	the statements have been drawn up so as to present a true and fair view, in accordance with the prescribed accounting standards of the transactions of the Queensland Treasury Corporation for the financial year 1 July 2003 to 30 June 2004 and of the financial position as at the end of that year.

L J SCANLAN, FCPA	Queensland Audit Office
Auditor-General of Queensland	Brisbane

Queensland Treasury Corporation	Consolidated Financial Statements	40

APPENDICES

APPENDIX A: QTC ONLENDINGS

Queensland Treasury Corporation

Onlendings	Total Debt Outstanding (Market Value) June 30 2003 $A’000	Total Debt Outstanding (Market Value) June 30 2004 $A’000	Average Expected Term (Yrs)* June 30 2003	Average Expected Term (Yrs)* June 30 2004
Bodies within the Public Accounts
Arts Queensland	10,877	10,318	7.41	6.31
CITEC	2,744	2,234	N/A	1.21
Corptech	—	1,697	—	2.45
Department of Aboriginal & Torres Strait Islander Policy	264	199	3.96	2.96
Department of Corrective Services	224,009	—	6.86	—
Department of Education and the Arts	145,522	125,386	6.86	7.28
Department of Emergency Services	8,906	6,785	5.94	5.58
Department of Employment and Training	14,573	7,845	3.67	3.29
Dept of Innovation & Information Economy	10,523	—	9.72	—
Department of Justice and Attorney General	5,925	78,616	N/A	N/A
Department of Main Roads	1,080,982	948,015	N/A	11.31
Department of Natural Resources and Mines	99,264	—	5.22	—
Department of Primary Industries - Forestry	88,865	85,279	N/A	N/A
Department of Public Works - Administrative Services	253,396	256,591	6.32	N/A
Department of Public Works - GoPrint	3,465	3,296	N/A	N/A
Department of Public Works - Q-Fleet	235,924	253,918	N/A	N/A
Department of State Development and Innovation	77,174	182,255	9.93	N/A
Department of the Premier and Cabinet	13,486	12,511	5.66	4.64
Department of Tourism, Fair Trading and Wine Industry Development	435	350	N/A	N/A
Environmental Protection Agency	111	—	0.61	—
Monte Carlo Caravan Park Pty Ltd	1,112	944	6.72	5.71
Moreton Institute of TAFE	5	—	0.09	—
Open Learning Institute of TAFE	7	—	0.25	—
Queensland Ambulance Service	2,706	2,276	6.13	5.13
Queensland Audit Office	47	—	0.21	—
Queensland Fire and Rescue Authority	9,043	7,497	8.04	7.53
Queensland Health	623,650	538,630	11.82	11.26
Queensland Police Service	21,624	—	8.72	—
Queensland Transport	168,384	186,708	8.11	7.97
Sales and Distribution Services	1,819	704	N/A	2.48
Treasury Department	65,743	—	8.22	—

Total	3,170,587	2,712,055

Cooperative Housing Society Loans
Cooperative Housing Society Loans	47,052	22,101	N/A	N/A

Total	47,052	22,101

Government Owned Corporations
CS Energy Mica Creek Pty Ltd	146,295	128,473	8.84	7.84
Bundaberg Port Authority	1,624	—	3.32	—
Cairns Port Authority	60,101	59,968	N/A	N/A
CS Energy Ltd	567,222	260,247	N/A	N/A
Energex Limited	1,880,296	1,763,344	N/A	N/A
Ergon Energy Corporation Limited	1,451,550	1,453,261	N/A	N/A
Gateway Investments Corporation Pty Ltd	304,303	300,437	N/A	N/A
Gladstone Port Authority	151,940	140,377	N/A	N/A
NW Qld Water Pipeline Co.	14,680	—	7.05	—
Port of Brisbane Corporation	79,693	86,275	N/A	N/A
Queensland Electricity Transmission Corporation Ltd (Powerlink)	1,395,391	1,409,910	N/A	N/A
Queensland Rail	3,960,185	3,826,554	N/A	N/A
South East Qld Water Corporation Limited	208,659	198,653	N/A	N/A
Stanwell Corporation Limited	338,207	231,483	N/A	N/A
SunWater	9,930	8,595	8.04	6.99
Tarong Energy Corporation Limited	684,399	286,888	N/A	12.57
Townsville Port Authority	20,456	17,685	8.13	7.06

Total	11,274,931	10,172,148

Local Governments
Aramac Shire Council	648	52	5.75	6.40
Atherton Shire Council	2,313	1,721	6.38	5.40
Aurukun Shire Council	266	—	0.97	—
Balonne Shire Council	4,449	4,263	12.38	11.42
Banana Shire Council	3,632	3,079	8.09	7.21
Barcaldine Shire Council	989	879	11.44	10.41
Bauhinia Shire Council	385	345	14.82	13.70
Beaudesert Shire Council	7,369	6,252	7.87	5.97
Blackall Shire Council	1,100	1,523	8.74	10.37
Boonah Shire Council	2,801	2,823	17.29	15.39
Booringa Shire Council	34	—	1.79	—
Bowen Shire Council	14,029	11,993	7.97	7.08
Brisbane City Council	1,124,683	1,012,559	12.14	12.20
Bulloo Shire Council	1,103	885	5.37	4.11
Bundaberg City Council	19,881	15,593	3.39	2.63
Bungil Shire Council	841	738	9.13	8.12
Burdekin Shire Council	15,023	14,902	8.00	7.44
Burnett Shire Council	16,199	15,223	8.64	9.16
Caboolture Shire Council	26,684	23,600	10.03	9.15
Cairns City Council	108,686	92,189	6.48	5.59
Calliope Shire Council	—	4,355	—	14.60
Caloundra City Council	73,683	78,402	13.61	13.03
Caloundra/Maroochy Water Supply Board	30,929	25,625	14.20	14.49
Cambooya Shire Council	304	244	5.14	4.11

Cardwell Shire Council	9,304	13,793	6.06	11.92
Carpentaria Shire Council	2,438	2,124	12.29	11.51
Chinchilla Shire Council	3,159	2,864	15.82	14.76
Clifton Shire Council	286	258	15.23	14.29
Cloncurry Shire Council	13,418	10,261	4.99	4.30
Cook Shire Council	1,041	3,085	5.61	17.21
Cooloola Shire Council	8,627	7,342	9.05	8.24
Crow’s Nest Shire Council	3,880	4,547	10.18	9.19
Dalby Wambo Library Board	41	35	6.98	5.98
Dalby Wambo Salesyard Board	—	244	—	19.54
Dalrymple Shire Council	2,086	1,183	4.65	3.77
Diamantina Shire Council	504	462	19.31	18.49
Douglas Shire Council	14,515	11,552	5.13	4.15
Duaringa Shire Council	2,306	1,761	7.09	6.93
Eacham Shire Council	1,821	1,653	11.62	10.56
Eidsvold Shire Council	150	41	1.34	0.32
Emerald Shire Council	1,693	1,453	7.75	6.77
Emerald/Peak Downs Saleyards Board	346	232	13.05	9.02
Esk Shire Council	6,161	5,356	6.95	6.17
Esk, Gatton & Laidley Water Board	225	31	1.31	1.06
Etheridge Shire Council	485	439	15.59	14.51
Fitzroy Shire Council	4,841	4,297	6.01	7.71
Gatton Shire Council	6,955	5,799	8.03	7.26
Gayndah Shire Council	678	536	6.66	6.03
Gladstone Calliope Aerodrome Board	1,248	1,050	6.47	5.47
Gladstone City Council	28,124	23,922	8.41	8.38
Gold Coast City Council	331,366	346,889	7.17	7.35
Goondiwindi Town Council	4,122	3,310	6.28	5.48
Goondiwindi Waggamba Community Cultural Centre Board	6	6	3.82	2.89
Herberton Shire Council	308	245	4.94	3.90
Hervey Bay City Council	57,494	51,449	15.53	14.78
Hinchinbrook Shire Council	1,163	773	2.04	1.06
Inglewood Shire Council	151	129	8.11	7.21
Ipswich City Council	77,189	87,400	N/A	N/A
Isis Shire Council	2,860	2,326	15.01	15.73
Jericho Shire Council	944	696	3.89	2.96
Johnstone Shire Council	17,416	14,883	8.54	7.39
Jondaryan Shire Council	4,279	5,629	13.45	13.48
Kilcoy Shire Council	1,088	834	9.27	9.53
Kilkivan Shire Council	539	276	2.00	0.99
Kingaroy Shire Council	5,960	5,390	5.99	8.50
Kolan Shire Council	946	1,321	7.67	12.72
Laidley Shire Council	7,680	6,063	6.60	5.98
Livingstone Shire Council	16,386	17,769	9.59	10.65
Local Government Association	3,398	—	15.01	—
Logan City Council	110,179	97,561	7.94	7.61
Longreach Shire Council	1,178	839	7.22	6.85
Mackay City Council	48,051	42,665	12.15	11.39
Mareeba Shire Council	12,190	12,179	5.99	7.93
Maroochy Shire Council	166,999	157,187	8.31	6.85
Maryborough City Council	15,443	14,556	7.50	7.85
McKinlay Shire Council	846	755	14.00	12.98
Mirani Shire Council	3,147	2,058	11.62	14.87
Miriam Vale Shire Council	5,417	4,658	12.82	12.39
Monto Shire Council	627	453	4.92	4.36
Mount Morgan Shire Council	444	213	1.88	0.87
Mount Isa City Council	—	2,398	—	9.37
Mundubbera Shire Council	225	144	2.95	2.09
Murgon Shire Council	149	117	4.88	3.83
Murweh Shire Council	4,102	3,504	14.83	14.71
Nanango Shire Council	—	691	—	19.86
Noosa Shire Council	35,995	34,952	10.47	10.16
Paroo Shire Council	515	412	5.06	4.03
Pine Rivers Shire Council	95,184	89,577	7.86	7.67
Pittsworth Shire Council	198	—	1.11	—
Redcliffe City Council	13,199	11,506	7.69	6.78
Redland Shire Council	104,874	106,414	7.48	8.72
Richmond Shire Council	7	9	5.50	4.72
Rockhampton City Council	34,292	43,453	13.15	12.61
Rockhampton District Saleyards Board	2,023	1,813	16.91	16.33
Roma Town Council	2,335	2,034	8.51	7.45
Roma-Bungil Showgrounds & Saleyards Board	438	356	7.62	7.04
Rosalie Shire Council	2,896	2,983	14.20	14.30
Sarina Shire Council	11,048	9,492	7.43	6.41
Seisa Island Council	781	741	N/A	N/A
Stanthorpe Shire Council	1,151	2,067	8.23	13.31
Tiaro Shire Council	384	319	7.23	6.40
Toowoomba City Council	51,797	47,796	12.85	11.99
Torres Shire Council	2,897	2,596	13.16	11.89
Townsville City Council	4,974	7,045	9.45	9.01
Waggamba Shire Council	1,124	373	1.73	0.70
Warwick Shire Council	6,235	4,627	13.72	13.37
Whitsunday Shire Council	20,880	20,709	7.91	7.19
Willows Sports Complex Joint Board	804	—	1.40	—
Winton Shire Council	876	691	5.34	4.44
Wondai Shire Council	2,587	2,343	8.75	8.44

Total	2,870,150	2,699,239

Statutory Bodies
Drainage Boards
East Deeral Drainage Board	60	48	6.61	6.00
Eugan Bore Water Authority	532	479	14.48	13.35
Matthews Road Drainage Board	52	47	12.14	11.10

South Maroochy Drainage Board	16	13	5.52	4.48
Grammar Schools
Brisbane Girls’ Grammar School	7,606	6,341	6.82	5.74
Brisbane Grammar School	15,381	14,578	7.87	7.05
Ipswich Girls Grammar School	2,102	1,768	2.15	11.43
Ipswich Grammar School	5,148	4,664	N/A	9.67
Rockhampton Girls Grammar School	4,532	4,344	N/A	19.09
Rockhampton Grammar School	2,921	3,433	8.72	9.68
Toowoomba Grammar School	3,890	3,109	6.53	5.48
Townsville Grammar School	7,741	7,173	10.72	9.47
River Improvement Trusts
Don River Improvement Trust	43	22	1.94	0.93
Pioneer River Improvement Trust	1,096	887	3.36	5.05
Whitsunday Rivers Improvement Trust	133	74	4.18	4.76
Universities
Griffith University	41,693	35,939	8.19	7.21
James Cook University	20,028	21,844	8.60	12.55
Sunshine Coast University	4,358	6,579	7.71	6.67
Water Boards
Avondale Water Board	896	798	10.29	9.30
Condamine Plains Water Board	55	—	0.50	—
Crowley Vale Water Board	91	52	2.28	1.26
Gladstone Area Water Board	147,199	129,887	N/A	N/A
Glamorgan Vale Water Board	172	142	6.03	5.10
Grevillea Water Board	22	16	3.97	2.97
Kelsey Creek Water Board	2,139	1,914	11.85	10.79
Merlwood Water Board	155	123	4.86	3.82
North Burdekin Water Board	1,767	1,383	4.80	3.80
Pioneer Valley Water Board	6,477	5,779	11.51	10.46
Riversdale Murray Valley Water Management Board	699	1,117	14.19	13.54
Six Mile Creek Water Board	119	99	6.10	5.08
Yambocully Water Board	36	—	0.20	—
Water Supply Boards
Callandoon Water Supply Board	498	325	2.78	1.77
Kaywanna Bore Water Supply Board	80	48	2.50	1.47
Townsville Thuringowa Water Supply Board	80,695	73,990	17.76	N/A
Other Statutory Bodies
Agricultural Colleges	7,127	6,273	N/A	5.05
Cherbourg Aboriginal Council	—	649	—	4.54
Far North Qld Hospital Foundation	146	109	3.77	2.77
Island Co-ordinating Council	950	853	16.05	15.33
Islander Board of Industry and Service	3,849	3,415	N/A	N/A
Major Sports Facilities Authority	269,366	266,371	16.30	9.54
Mt Gravatt Showgrounds Trust	98	83	6.66	5.64
Queensland Art Gallery	172	316	2.86	2.16
Queensland Harness Racing Board	111	56	2.01	1.00
Tourism Queensland	1,166	771	2.86	1.85
South Bank Corporation	43,303	38,619	N/A	N/A
State Library of Queensland	772	640	5.91	4.88

Total	685,491	645,170

Suncorp-Metway Ltd
Suncorp Metway Facility	4,702	4,024	10.83	9.87

Total	4,702	4,024

Tollway company
Queensland Motorways Limited	1,068,682	960,994	N/A	N/A

Total	1,068,682	960,994

QTC related entities
DBCT Holdings Pty Ltd	509,141	455,943	N/A	N/A
Queensland Treasury Holdings Pty Ltd	32,982	34,787	0.40	0.40

Total	542,123	490,731

Other Bodies
Agricultural Co-operative Societies	1,039	910	4.00	3.00
Department of Education - State Schools	191	207	2.60	2.26
Parents and Citizens Associations	5,578	7,158	6.91	7.00

Total	6,808	8,275

GRAND TOTAL	19,670,526	17,714,737

Total Debt Outstanding includes Fixed Rate Loans, Operating Leases and Debenture Assets held by QTC (previously recorded as Investments).

The balance of clients’ offset deposits held in various pools is offset against clients’ debt outstanding.

Working Capital Accounts and Unsettled Operating Leases are not included.

Average Expected Term - only includes standard principal and interest accounts

•	ignores temporary funding and debt offset facility

•	is not applicable (N/A) for any non-standard principal and interest accounts